Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 14, 2022

BY AND BETWEEN

SHORE BANCSHARES, INC.

AND

THE COMMUNITY FINANCIAL CORPORATION

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Article I CERTAIN DEFINITIONS		2
1.01	Certain Definitions	2
Article II THE MERGER		10
2.01	The Merger	10
2.02	Effective Date and Effective Time; Closing	12
2.03	Bank Merger	12
Article III CONSIDERATION AND EXCHANGE PROCEDURES		13
3.01	Conversion of Shares	13
3.02	Exchange Procedures	13
3.03	Rights as Shareholders	15
3.04	No Fractional Shares	15
3.05	Anti-Dilution Provisions	16
3.06	Withholding Rights	16
3.07	Treatment of TCFC Equity Awards	16
3.08	Reservation of Shares	18
Article IV ACTIONS PENDING ACQUISITION		18
4.01	Conduct of Business Prior to the Effective Time	18
4.02	Forbearances of TCFC and SHBI	18
Article V REPRESENTATIONS AND WARRANTIES		23
5.01	Disclosure Schedules	23
5.02	Standard	24
5.03	Representations and Warranties of TCFC	24
5.04	Representations and Warranties of SHBI	41
Article VI COVENANTS		57
6.01	Commercially Reasonable Best Efforts	57
6.02	Shareholder Approval	58
6.03	Registration Statement; Solicitation of Shareholder Approval	59
6.04	Regulatory Filings	60
6.05	Press Releases	60

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6.06	Access; Information	61
6.07	Acquisition Proposals	63
6.08	Certain Policies	64
6.09	Nasdaq Listing	65
6.10	Indemnification	65
6.11	Benefit Plans	67
6.12	Corporate Governance	69
6.13	Notification of Certain Matters	71
6.14	Estoppel Letters	71
6.15	Assumption of TCFC Debt	71
6.16	Antitakeover Statutes	71
6.17	Consents	71
6.18	Exemption from Liability Under Section 16(b)	71
6.19	Shareholder Litigation	71
6.20	Dividends	72
Article VII CONDITIONS TO CONSUMMATION OF THE MERGER		72
7.01	Conditions to Each Party’s Obligation to Effect the Merger	72
7.02	Conditions to Obligation of TCFC	73
7.03	Conditions to Obligation of SHBI	73
Article VIII TERMINATION		74
8.01	Termination	74
8.02	Effect of Termination and Abandonment	75
Article IX MISCELLANEOUS		77
9.01	Survival	77
9.02	Waiver; Amendment	77
9.03	Counterparts	77
9.04	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	77
9.05	Expenses	78
9.06	Notices	78
9.07	Entire Understanding; Limited Third Party Beneficiaries	79
9.08	Severability	79
9.09	Enforcement of the Agreement	80

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9.10	Interpretation	80
9.11	Assignment	80
9.12	Alternative Structure	80

iii

AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2022 by and between Shore Bancshares, Inc. (“SHBI”) and The Community Financial Corporation (“TCFC”).

RECITALS

A.           TCFC. TCFC is a Maryland corporation, having its principal place of business in Waldorf, Maryland.

B.           SHBI. SHBI is a Maryland corporation, having its principal place of business in Easton, Maryland.

C.           Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code as such term is described in Treasury Regulations Section 1.3368-2(g).

D.           Board Action. The respective Boards of Directors of each of SHBI and TCFC have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

E.           TCFC Shareholder Agreements. As a material inducement to SHBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each TCFC Shareholder is entering into an agreement, substantially in the form attached hereto as Annex A (collectively, the “TCFC Shareholder Agreements”), pursuant to which they have agreed, among other things, both to vote their shares of TCFC Common Stock in favor of the approval of the Agreement and to certain other obligations.

F.           SHBI Shareholder Agreements. As a material inducement to TCFC to enter into this Agreement, and simultaneously with the execution of this Agreement, each SHBI Shareholder is entering into an agreement, substantially in the form attached hereto as Annex B (collectively, the “SHBI Shareholder Agreements”), pursuant to which they have agreed, among other things, both to vote their shares of SHBI Common Stock in favor of the approval of the Agreement and to certain other obligations.

G.           The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

Article I

CERTAIN DEFINITIONS

1.01            Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 8.02(b).

“Acquisition Proposal” has the meaning set forth in Section 6.07(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Amended SHBI Articles” has the meaning set forth in Section 2.01(c).

“Amended SHBI Bylaws” has the meaning set forth in Section 2.01(c).

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Bank Merger” has the meaning set forth in Section 2.03(a).

“Bank Merger Agreement” means the Bank Merger Agreement by and between Shore United and CBC, in substantially the form attached hereto as Annex D, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Book-Entry Shares” means shares of TCFC Common Stock held in book-entry form immediately prior to the Effective Time.

“Burdensome Condition” means a condition that is or would be materially and unreasonably burdensome to SHBI’s or Shore United’s business or to the business of TCFC or CBC, in each case following the Closing, which would reduce the economic benefits of the Transaction contemplated by this Agreement to SHBI or TCFC to such a degree that either SHBI or TCFC would not, in its reasonable judgment, have entered into this Agreement had such condition or restriction been known to it on the date hereof.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maryland are authorized or obligated to close.

“CBC” means the Community Bank of the Chesapeake, a Maryland-chartered commercial bank and a wholly-owned subsidiary of TCFC, having its executive offices in Waldorf, Maryland.

“CBC Board” means the Board of Directors of CBC.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of TCFC Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(e).

“Continuation Period” has the meaning set forth in Section 6.11(a).

“Continuing 401(k) Plan” has the meaning set forth in Section 6.11(d)(i).

“Continuing Employees” has the meaning set forth in Section 6.11(a).

“Controlled Group Liability” has the meaning set forth in Section 5.03(m)(v).

“Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act of 1974, as amended.

“Equity Investment” means (a) an investment in an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of the foregoing categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency, regulatory authority or commission or other governmental authority or instrumentality or self-regulatory organization.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

“IRS” has the meaning set forth in Section 5.03(m)(ii).

“Knowledge” means facts, matters or circumstances which, as of the date hereof, the chairman of the board, chief executive officer, president, chief financial officer, chief operating officer, chief information officer, chief credit officer, general counsel (and any officer senior to any of the foregoing), in each case, as applicable, of a party or any Subsidiary of such party actually knows after reasonable inquiry.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.02(t).

“Material Adverse Effect” means, with respect to SHBI or TCFC, any event, circumstance, development, change or effect that (i) is material and adverse to the financial condition, results of operations, assets, liabilities, properties or business of SHBI and its Subsidiaries taken as a whole, or TCFC and its Subsidiaries taken as a whole, as the case may be, or (ii) prevents or would materially impair the ability of any of SHBI and its Subsidiaries or TCFC and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in any law or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities or the interpretation or implementation thereof, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international or national calamity or any material worsening or escalation of such conditions, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers, vendors or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), (h) with respect to TCFC, the effects of any action or omission taken with the prior consent or at the prior written request of SHBI or as otherwise required by this Agreement, (i) the expenses incurred by TCFC and its Subsidiaries or SHBI and its Subsidiaries in negotiating, documenting, effecting and consummating the Transaction contemplated by this Agreement, and (j) any hurricane, earthquake, flood, fire, Pandemic or disease outbreak or other natural disaster or act of God; provided that the effect of such changes described in clauses (a), (b), (c), (d) and (j) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on SHBI and its Subsidiaries as a whole on the one hand, or TCFC and its Subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the U.S. banking industry.

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“MDGCL” means the Maryland General Corporation Law, as amended.

“MD OCFR” means the Office of the Commissioner of Financial Regulation of the State of Maryland.

“MD SDAT” means the Maryland State Department of Assessments and Taxation.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the aggregate number of whole shares of SHBI Common Stock, based on the Exchange Ratio, plus cash in lieu of any fractional share interest, payable to the holders of TCFC Common Stock in connection with the Transaction.

“MFIC” means the Financial Institutions Article of the Maryland Code, as amended.

“Multiemployer Plan” has the meaning set forth in Section 5.03(m)(vi).

“Multiple Employer Plan” has the meaning set forth in Section 5.03(m)(vi).

“Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the SHBI Common Stock may be listed.

“OCC” means the Office of the Comptroller of the Currency.

“OREO” means other real estate owned.

“Outside Date” has the meaning set forth in Section 8.01(c).

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“PBGC” has the meaning set forth in Section 5.03(m)(v).

“Permitted Liens” mean (i) statutory or common law Liens securing payments not yet delinquent (or being contested in good faith), (ii) Liens for Taxes and Tax assessments not yet delinquent, (iii) easements, rights of way, restrictive covenants, conditions, rights-of-way, leases, licenses, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto, (iv) zoning, building, land use and other similar restrictions, including environmental regulations that would not reasonably be expected to materially impair the current use of such property, or (v) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party’s Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face; further provided, that non-public information as set forth in 12 C.F.R. 4.32(b) that is prohibited from disclosure shall not be disclosed by any party and nothing in this Agreement shall require such disclosure.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.03(g)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Officer” means an employee with the title of senior vice president or higher.

“SHBI” has the meaning set forth in the preamble to this Agreement.

“SHBI 401(k) Plan” has the meaning set forth in Section 6.11(d)(i).

“SHBI Articles” means the Amended and Restated Articles of Incorporation of SHBI, as supplemented.

“SHBI Average Share Price” shall mean the average closing price per share of SHBI Common Stock, as reported on the Nasdaq, for the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

“SHBI Benefit Plans” has the meaning set forth in Section 5.04(m)(i).

“SHBI Board” means the Board of Directors of SHBI.

“SHBI Bylaws” means the Amended and Restated Bylaws of SHBI, as amended.

“SHBI Common Stock” means the common stock, par value $0.01 per share, of SHBI.

“SHBI Contract” has the meaning set forth in Section 5.04(k)(i).

“SHBI Converted Equity Award” has the meaning set forth in Section 3.07(c).

“SHBI Equity Award(s)” has the meaning set forth in Section 5.04(b).

“SHBI Equity Plan(s)” means the Shore Bancshares, Inc. 2016 Stock and Incentive Compensation Plan, effective April 27, 2016.

“SHBI Insider” has the meaning set forth in Section 5.04(m)(xiv).

“SHBI Meeting” has the meaning set forth in Section 6.02(a).

“SHBI Reports” has the meaning set forth in Section 5.04(g)(i).

“SHBI Restricted Stock Award” has the meaning set forth in Section 3.07(b).

“SHBI RSU Award” has the meaning set forth in Section 3.07(c).

“SHBI Shareholders” means each individual who is a director of either or both of SHBI and Shore United, each individual who is an executive officer of either or both of SHBI and Shore United, and each individual identified on Schedule 1.01(a) of SHBI’s Disclosure Schedule.

“SHBI Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“SHBI Shareholder Approval” has the meaning set forth in Section 5.04(z).

“Shore United” means Shore United Bank, N.A., a national banking association and a wholly-owned subsidiary of SHBI.

“Shore United Board” means the Board of Directors of Shore United.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated Taxes).

“TCFC” has the meaning set forth in the preamble to this Agreement.

“TCFC 401(k) Plan” has the meaning set forth in Section 6.11(d)(i).

“TCFC Articles” means the Articles of Incorporation of TCFC, as amended.

“TCFC Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“TCFC Board” means the Board of Directors of TCFC.

“TCFC Bylaws” means the Bylaws of TCFC, as amended.

“TCFC Common Stock” means the shares common stock, par value $0.01 per share, of TCFC.

“TCFC Contract” has the meaning set forth in Section 5.03(k)(i).

“TCFC Equity Award(s)” has the meaning set forth in Section 5.03(b).

“TCFC Equity Plan(s)” means The Community Financial Corporation 2015 Equity Compensation Plan.

“TCFC ESOP” has the meaning set forth in Section 6.11(d)(ii).

“TCFC Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes TCFC and its Subsidiaries and any predecessor of and any successor to TCFC (or to another such predecessor or successor) and also shall be deemed to refer to any or all of TCFC and its Subsidiaries. References herein to the TCFC Group shall be deemed to refer to both the TCFC Group as a whole and to each individual member thereof.

“TCFC Insider” has the meaning set forth in Section 5.03(m)(xiv).

“TCFC Meeting” has the meaning set forth in Section 6.02(a).

“TCFC PSU Award” has the meaning set forth in Section 3.07(d).

“TCFC Qualified Plans” has the meaning set forth in Section 5.03(m)(iv).

“TCFC Restricted Stock Award” has the meaning set forth in Section 3.07(b).

“TCFC RSU Award” has the meaning set forth in Section 3.07(c).

“TCFC Shareholders” means each individual who is a director of either or both of TCFC and CBC, each individual who is an executive officer of either or both of TCFC and CBC, and each individual identified on Schedule 1.01(a) of TCFC’s Disclosure Schedule.

“TCFC Shareholder Approval” has the meaning set forth in Section 5.03(z)(i).

“TCFC Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“TCFC Reports” has the meaning set forth in Section 5.03(g)(i).

“Terminated 401(k) Plan” has the meaning set forth in Section 6.11(d)(i).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

Article II

THE MERGER

2.01            The Merger.

(a)            The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, TCFC shall merge with and into SHBI (the “Merger”) in accordance with the applicable provisions of the MDGCL, the separate corporate existence of TCFC shall cease and SHBI shall survive and continue to exist as a corporation incorporated under the MDGCL (SHBI, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”).

(b)            Name. The name of the Surviving Corporation shall be “Shore Bancshares, Inc.”

(c)          Articles and Bylaws. At the Effective Time, the SHBI Articles and the SHBI Bylaws shall be amended, as set forth in Section 2.01(c) of SHBI's Disclosure Schedule, and shall be the articles of incorporation and bylaws of the Surviving Corporation immediately following the Merger (such amended articles of incorporation are sometimes referred to as the "Amended SHBI Articles" and such amended bylaws are sometimes referred to as the "Amended SHBI Bylaws").

(d)          Directors and Executive Officers of the Surviving Corporation. Subject to Section 6.12, the directors of the Surviving Corporation immediately after the Merger shall be the directors of SHBI immediately prior to the Merger; provided that (i) immediately prior to the Effective Time, SHBI shall cause three (3) of SHBI's existing directors to resign, and (ii) effective as of the Effective Time, (A) SHBI shall increase the number of members of the SHBI Board from fifteen (15) members to twenty (20) members, (B) twelve (12) existing directors of SHBI (including four (4) representatives from the former Severn Bancorp, Inc. previously acquired by SHBI) shall remain on the SHBI Board, and (C) eight (8) new directors, each of whom shall be selected from TCFC’s existing directors and shall be mutually agreed to by SHBI and TCFC, shall be appointed to the SHBI Board. Subject to Section 6.12, each such director and director appointee shall serve as a director of the Surviving Corporation for the remainder of his or her term and until such director's or appointee’s successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger are set forth in Section 6.12(b).

(e)          Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Amended SHBI Articles.

(f)          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the MDGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of TCFC shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of TCFC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g)          Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of TCFC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, (A) TCFC, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; provided, that the Surviving Corporation expressly accepts all liability and shall indemnify the officers and directors of TCFC for such acts taken thereunder (other than in the case of willful misconduct by such director or officer prior to the Effective Time), and (B) the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02            Effective Date and Effective Time; Closing.

(a)            Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger, the form of which is attached hereto as Annex C (the “Articles of Merger”), to be filed with the MD SDAT pursuant to the MDGCL on (i) a date mutually selected by SHBI and TCFC after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon the filing of the Articles of Merger with the MD SDAT or such later time as specified in the Articles of Merger. The date of such filing with the MD SDAT is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b)            A closing (the “Closing”) shall take place by electronic exchange of documents at 10:00 a.m., Washington D.C. time on the Effective Date, or at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”). At the Closing, there shall be delivered to SHBI and TCFC the certificates and other documents required to be delivered under Article VII hereof.

2.03            Bank Merger.

(a)            As soon as practicable after the execution of this Agreement, or on such later date as SHBI and TCFC shall agree, SHBI and TCFC shall cause Shore United and CBC, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex D, which provides for the merger of CBC with and into Shore United (the “Bank Merger”), in accordance with applicable law, regulation or policies imposed by any Governmental Authority and the terms of the Bank Merger Agreement, promptly after consummation of the Merger. Shore United shall be the surviving entity in the Bank Merger (Shore United, as the surviving entity of the Bank Merger, is sometimes referred to herein as the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of CBC shall cease.

(b)            The Bank Merger Agreement provides that, subject to Section 6.12 of this Agreement, the directors of the Surviving Bank immediately after the Bank Merger shall be the directors of Shore United immediately prior to the Bank Merger; provided that (i) immediately prior to the Bank Merger, Shore United shall cause three (3) of Shore United's existing directors to resign and (ii) effective as of the Bank Merger, (A) Shore United shall increase the number of members of the Shore United Board from fifteen (15) members to twenty (20) members, (B) twelve (12) existing directors of Shore United (including four (4) representatives from the former Severn Savings Bank, FSB previously acquired by SHBI) shall remain on the Shore United Board, and (C) eight (8) new directors, each of whom shall be selected from CBC’s existing directors and shall be mutually agreed to by Shore United and CBC, shall be appointed to the Shore United Board. Subject to Section 6.12 of this Agreement, each such director and director appointee shall serve as a director of the Surviving Bank for the remainder of his or her term and until such director's or appointee's successor shall be duly elected and qualified. The executive officers of the Surviving Bank immediately after the Bank Merger shall be set forth in Section 6.12(b).

(c)            Each of SHBI and TCFC shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of Shore United and CBC, respectively, and SHBI and TCFC shall and shall cause Shore United and CBC, respectively, to execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

Article III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01            Conversion of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of any holder of shares of TCFC Common Stock:

(a)            SHBI Common Stock. Each share of SHBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)           TCFC Common Stock. Subject to Sections 3.02, 3.04, 3.05, 3.06 and 3.07, each share of TCFC Common Stock issued and outstanding (for purposes of clarity, excluding shares held in treasury by TCFC) immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 2.3287 of a share of SHBI Common Stock (the “Exchange Ratio”).

3.02            Exchange Procedures.

(a)            Mailing of Transmittal Material. As promptly as practicable, but in no event later than five (5) Business Days prior to the Effective Time, TCFC will deliver, or cause to be delivered, to the agent designated by SHBI (who, if different than SHBI’s or TCFC’s then serving registrar and transfer agent, is reasonably acceptable to TCFC) (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein. As promptly as practicable after the Effective Time, but in no event later than three (3) Business Days following the Effective Time, SHBI shall cause the Exchange Agent to mail and otherwise make available to each holder of record of TCFC Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to TCFC (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of TCFC Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the instructions and procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for certificates or book-entry shares representing the number of whole shares of SHBI Common Stock and any cash in lieu of fractional shares which the shares of TCFC Common Stock represented by such Certificate(s) or Book-Entry Shares shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid in respect of such shares pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of TCFC Common Stock covered thereby, subject to the provisions of Section 3.02(d).

(b)            SHBI Deliveries. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, SHBI shall deliver to the Exchange Agent, to be given to the holders of TCFC Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III, (i) evidence of shares in certificated or book entry form, representing the number of whole shares of SHBI Common Stock issuable to the holders of TCFC Common Stock as the Merger Consideration and (ii) an amount in cash equal to the amount due in lieu of fractional shares pursuant to Section 3.04. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of SHBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of SHBI Common Stock for the account of the Persons entitled thereto.

(c)            Issued Shares. All shares of SHBI Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by SHBI in respect of the SHBI Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of SHBI Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the SHBI Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of SHBI Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of SHBI Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SHBI Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

(d)            Exchange Agent Deliveries.

(i)            Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form representing the number of whole shares of SHBI Common Stock and the amount of cash, if any (corresponding to the amount due in lieu of fractional shares pursuant to Section 3.04), into which the aggregate number of shares of TCFC Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to SHBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)            Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented TCFC Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of SHBI Common Stock and the amount of cash (corresponding to the amount due in lieu of fractional shares pursuant to Section 3.04) into which such TCFC Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of TCFC of Certificates or Book-Entry Shares representing shares of TCFC Common Stock and, if such Certificates or Book-Entry Shares are presented to TCFC for transfer, they shall be cancelled against delivery of certificates for SHBI Common Stock and cash as hereinabove provided.

(e)            Lost or Destroyed Certificates; Issuances of SHBI Common Stock in New Names. The Exchange Agent shall not be obligated to deliver a certificate or certificates representing shares of SHBI Common Stock to which a holder of TCFC Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of TCFC Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by SHBI. If any certificates evidencing shares of SHBI Common Stock are to be issued in a name other than that in which the Certificate evidencing TCFC Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of SHBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)            Unclaimed Merger Consideration. The exchange of shares of TCFC Common Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of TCFC to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03            Rights as Shareholders. At the Effective Time, holders of TCFC Common Stock shall cease to be, and shall have no rights as, shareholders of TCFC other than to receive the Merger Consideration provided for under this Article III.

3.04            No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of SHBI Common Stock shall be issued in the Merger. Each holder of TCFC Common Stock who otherwise would have been entitled to a fraction of a share of SHBI Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the SHBI Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05            Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of SHBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in SHBI Common Stock, the Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of SHBI Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other similar transaction in SHBI Common Stock.

3.06            Withholding Rights. SHBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of TCFC Common Stock such amounts as SHBI reasonably determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information. Except for any withholding required as the result of any failure to deliver any certificates or forms requested for purposes of federal backup withholding, in the event SHBI reasonably determines that it is so required to deduct or withhold an amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, SHBI shall use reasonable efforts to notify TCFC of its determination and the parties shall cooperate in good faith to minimize to the extent permissible the amount of any such deduction or withholding, including providing any certificates or forms that are reasonably requested to establish and exemption from (or reduction in) any deduction or withholding. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of TCFC Common Stock in respect of which such deduction and withholding was made by SHBI.

3.07            Treatment of TCFC Equity Awards.

(a)            At the Effective Time, each award in respect of a share of TCFC Common Stock subject to vesting, repurchase or other lapse restriction (a “TCFC Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of TCFC or any holder of such TCFC Restricted Stock Award, be converted into a restricted stock award (a “SHBI Restricted Stock Award”) in respect of that number of shares of SHBI Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of TCFC Common Stock subject to the TCFC Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in this Section 3.07, each such SHBI Restricted Stock Award shall be subject to the same terms and conditions as applied to the corresponding TCFC Restricted Stock Award immediately prior to the Effective Time.

(b)            At the Effective Time, each time-vesting restricted stock unit award in respect of a share of TCFC Common Stock (a “TCFC RSU Award”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of TCFC or any holder of such TCFC RSU Award, be converted into a time-vesting restricted stock unit award (a “SHBI RSU Award,” and together with the converted SHBI Restricted Stock Awards, the “SHBI Converted Equity Awards”) in respect of that number of shares of SHBI Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of TCFC Common Stock subject to the TCFC RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as expressly provided in this Section 3.07, each such SHBI RSU Award shall be subject to the same terms and conditions as applied to the corresponding TCFC RSU Award immediately prior to the Effective Time.

(c)            At the Effective Time, each performance-vesting restricted stock unit award in respect of a share of TCFC Common Stock (a “TCFC PSU Award”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of TCFC or any holder of such TCFC PSU Award, be converted into a SHBI RSU Award in respect of that number of shares of SHBI Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of TCFC Common Stock subject to the TCFC PSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. For purposes of this Section 3.07(c), the number of shares of TCFC Common Stock subject to a TCFC PSU Award immediately prior to the Effective Time shall be determined assuming performance goals are satisfied based on target performance except with respect to each TCFC PSU Award for the performance period ending December 31, 2022, which, if still outstanding at the Effective Time, shall be determined based on actual performance. After the Effective Time, each such SHBI RSU Award shall be subject only to time-vesting through the remainder of the originally scheduled performance period (or any later scheduled vesting date). Except as expressly provided in this Section 3.07, each such SHBI RSU Award shall be subject to the same terms and conditions as applied to the corresponding TCFC PSU Award immediately prior to the Effective Time (except for the performance conditions).

(d)            Notwithstanding anything to the contrary in this Section 3.07 or in the applicable plan and award agreements governing the TCFC Equity Awards, (i) in the event that the employment of a holder of a SHBI Converted Equity Award is terminated by the Surviving Corporation without “cause” or by the recipient for “good reason” (as such terms are defined in the applicable award agreement evidencing the SHBI Converted Equity Award (which is generally expected to be consistent with the definitions in the corresponding TCFC Equity Award (if any))) prior to the third anniversary of the Closing Date, then such SHBI Converted Equity Award shall become fully vested, and (ii) notwithstanding any acceleration of vesting that occurs as a result of the transactions contemplated by this Agreement or this Section 3.07, the settlement of any SHBI RSU Award that has been converted from a TCFC RSU Award or a TCFC PSU Award shall occur in a manner that complies with Section 409A of the Code and in a manner consistent with the timing set forth in the plan and award agreement applicable to the corresponding TCFC Equity Award.

(e)            At or prior to the Effective Time, TCFC, the TCFC Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 3.07.

(f)            As of the Effective Time, the number and kind of shares available for issuance under each equity incentive plan of TCFC shall be adjusted to reflect SHBI Common Stock in accordance with the provisions of the applicable plan.

(g)            SHBI shall take all corporate actions that are necessary for the assumption of the TCFC Equity Awards pursuant to Sections 3.07(a) through 3.07(c), including the reservation, issuance and listing of SHBI Common Stock as necessary to effect the transactions contemplated by this Section 3.07. As soon as practicable following the Effective Time, SHBI shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of SHBI Common Stock underlying such TCFC Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed TCFC Equity Awards remain outstanding.

3.08            Reservation of Shares. Prior to the Closing, the SHBI Board shall reserve for issuance a sufficient number of shares of SHBI Common Stock for the purpose of issuing its shares in exchange for shares of TCFC Common Stock in the Merger.

Article IV

ACTIONS PENDING ACQUISITION

4.01            Conduct of Business Prior to the Effective Time. From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority or as consented to by the other party in writing (such consent not to be unreasonably withheld, conditioned or delayed), each of TCFC and SHBI shall, and shall cause their respective Subsidiaries to, conduct their business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve each of their business organization, employees, and the goodwill of their respective customers and Subsidiaries and others with whom material business relations exist.

4.02            Forbearances of TCFC and SHBI. From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority or as consented to by the other party in writing (such consent not to be unreasonably withheld, conditioned or delayed), neither SHBI nor TCFC shall, and neither SHBI nor TCFC shall permit any of their respective Subsidiaries to:

(a)            Capital Stock. Other than pursuant to the settlement or vesting of TCFC Equity Awards (in the case of TCFC) or SHBI Equity Awards (in the case of SHBI), outstanding as of the date hereof and in accordance with their terms and, as applicable, the TCFC Equity Plans in the case of TCFC or the SHBI Equity Plans in the case of SHBI as in effect on the date of this Agreement, and other than, in the case of SHBI, the issuance of shares of SHBI Common Stock pursuant to this Agreement, and as otherwise set forth in Section 4.02(a) of TCFC’s Disclosure Schedule in the case of TCFC and Section 4.02(a) of SHBI’s Disclosure Schedule in the case of SHBI, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(b)            Dividends; Reclassifications; Etc. Except as set forth in Section 4.02(b) of TCFC’s Disclosure Schedule in the case of TCFC and Section 4.02(b) of SHBI’s Disclosure Schedule in the case of SHBI:

(i)            Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, except (A) regular quarterly cash dividends of $0.175 per share of TCFC Common Stock, (B) regular quarterly cash dividends of $0.12 per share of SHBI Common Stock, or (C) dividends paid by any of the Subsidiaries of each of TCFC and SHBI to TCFC or SHBI or any of their wholly owned Subsidiaries; or

(ii)            Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than the withholding of shares to satisfy withholding Tax obligations in respect of TCFC Equity Awards in the case of TCFC or SHBI Equity Awards in the case of SHBI outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the TCFC Equity Plans in the case of TCFC or the SHBI Equity Plans in the case of SHBI as in effect on the date of this Agreement).

(c)            Compensation; Employment Agreements; Etc. Except as required by TCFC’s Benefit Plans in the case of TCFC or SHBI's Benefit Plans in the case of SHBI, as contemplated by Section 6.11 of this Agreement or as otherwise set forth in Section 4.02(c)(i) of TCFC’s Disclosure Schedule in the case of TCFC or Section 4.02(c)(i) of SHBI's Disclosure Schedule in the case of SHBI, enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any of its or its Subsidiaries’ directors or executive officers (for the avoidance of doubt, this limitation shall not apply to employment agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (except as set forth in Section 4.02(c)(ii) of TCFC’s Disclosure Schedule in the case of TCFC or in Section 4.02(c)(ii) of SHBI’s Disclosure Schedule in the case of SHBI), grant or announce any severance or termination pay (other than pursuant to a severance arrangement or policy disclosed in Section 4.02(c)(iii) or Section 5.03(m) of TCFC’s Disclosure Schedule or provided in Section 6.11(a)), or increase or announce any increase in any employee benefit (including incentive or bonus payments) (except as set forth in Section 4.02(c)(ii) of TCFC’s Disclosure Schedule in the case of TCFC, or in Section 4.02(c)(ii) of SHBI’s Disclosure Schedule in the case of SHBI, or except as in the ordinary course of business consistent with past practice).

(d)            Hiring. Hire any person as a Senior Officer of it or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.02(d) of TCFC’s Disclosure Schedule in the case of TCFC or Section 4.02(d) of SHBI’s Disclosure Schedule in the case of SHBI and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.02(d) of TCFC’s Disclosure Schedule in the case of TCFC or Section 4.02(d) of SHBI’s Disclosure Schedule in the case of SHBI or arising after the date hereof whose employment is terminable at will and who are not subject to or eligible for any change in control, bonus or similar benefits or payments that, in each case, would become payable solely as a result of the Transaction, or consummation thereof.

(e)            Labor. Enter into any collective bargaining agreement or other agreement with a labor union, guild or association representing any employee.

(f)            Benefit Plans. Except as required by TCFC’s Benefit Plans in the case of TCFC or SHBI's Benefit Plans in the case of SHBI, or as otherwise set forth in Section 4.02(f) of TCFC's Disclosure Schedule in the case of TCFC or Section 4.02(f) of SHBI's Disclosure Schedule in the case of SHBI, (i) enter into, establish, adopt, terminate (except as required by law), amend or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its current or former directors, officers or employees, other than amendments or adjustments to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such TCFC Benefit Plan or SHBI Benefit Plan, as the case may be, or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder.

(g)           Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business consistent with past practice and are not material to it and its Subsidiaries taken as a whole, (ii) sales of Loans or Loan participations which are in the ordinary course of business consistent with past practice and (iii) as set forth in Section 4.02(g) of TCFC's Disclosure Schedule in the case of TCFC or Section 4.02(g) of SHBI's Disclosure Schedule in the case of SHBI.

(h)           Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, deposits or properties of any Person or division or business unit thereof, in each case, other than in the ordinary course of business consistent with past practice.

(i)          Capital Expenditures. Except as set forth in Section 4.02(i) of TCFC's Disclosure Schedule in the case of TCFC or Section 4.02(i) of SHBI's Disclosure Schedule in the case of SHBI, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j)            Governing Documents. Amend the articles of incorporation or bylaws (or equivalent documents) of TCFC, SHBI or any of their respective Subsidiaries, except as contemplated by this Agreement.

(k)            Accounting Methods. Except as set forth in Section 4.02(k) of TCFC’s Disclosure Schedule in the case of TCFC or Section 4.02(k) of SHBI's Disclosure Schedule in the case of SHBI, or, in the case of TCFC, in accordance with and as contemplated by Section 6.08, implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)            Contracts. Except as otherwise permitted under this Section 4.02 or as set forth in Section 4.02(l) of TCFC’s Disclosure Schedule in the case of TCFC or Section 4.02(l) of SHBI's Disclosure Schedule in the case of SHBI, terminate, materially amend, or waive any material provision of, any TCFC Contract or SHBI Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to TCFC or SHBI, or enter into any contract that would constitute a TCFC Contract or SHBI Contract, if it were in effect on the date of this Agreement.

(m)            Claims. Except as set forth in Section 4.02(m) of TCFC’s Disclosure Schedule in the case of TCFC or Section 4.02(m) of SHBI's Disclosure Schedule in the case of SHBI, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by it or any of its Subsidiaries of an amount which exceeds $100,000 individually or $1,000,000 in the aggregate and/or would impose any material restriction on the business of the Surviving Corporation or any of its Subsidiaries following the consummation of the Transaction (including TCFC).

(n)            Banking Operations. Enter into any new material line of business; materially change its lending, investment, underwriting, loan, servicing, risk and asset liability management and other material banking and operating policies, or materially change the manner in which its investment securities or loan portfolio is classified or reported, in each case, except as required by applicable law, regulation, policies imposed by any Governmental Authority or in conformity with GAAP or, in the case of TCFC, except as in accordance with and as contemplated by Section 6.08; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)            Marketing. Introduce any new material sales compensation or incentive programs or arrangements (except those the material terms of which have been disclosed in writing to the other party prior to the date hereof).

(p)            Derivatives. Enter into any Derivatives Contract except as set forth in Section 4.02(p) of TCFC's Disclosure Schedule in the case of TCFC or Section 4.02(p) of SHBI's Disclosure Schedule in the case of SHBI, or in the ordinary course of business consistent with past practices.

(q)           Indebtedness. (i) Incur any indebtedness for borrowed money (which, for the avoidance of doubt, will not include deposits, federal funds purchased, cash management accounts, FHLB and FRB borrowings and advances that mature within 90 days and that have no put or call features, and securities sold under repurchase agreements that mature within 90 days, in each case, in the ordinary course of business consistent with past practices); or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to a Subsidiary of it, in connection with the presentation of items for collection (e.g., person or business checks) and letters of credit and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)           Investment Securities. (i) Acquire (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or Equity Investment, in each case, other than in the ordinary course of business consistent with past practice, or (ii) dispose of any debt security or Equity Investment, other than in the ordinary course of business consistent with past practice.

(s)           Loans. Except as set forth in Section 4.02(s) of TCFC's Disclosure Schedule in the case of TCFC or Section 4.02(s) of SHBI's Disclosure Schedule in the case of SHBI, (i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made pursuant to existing commitments that have been Previously Disclosed or made in the ordinary course of business consistent with past practice that are not in excess of $15.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure any Loans (except for Loan restructurings made in the ordinary course of business consistent with past practice); (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any agreement or arrangement providing for the purchase of a Loan participation other than in the ordinary course of business consistent with past practice. Notwithstanding the foregoing, TCFC and its Subsidiaries on the one hand and SHBI and its Subsidiaries on the other hand can make, renew, modify, or enter into Loans that exceed the foregoing dollar limitation or enter into any agreement or arrangement providing for the purchase of a Loan participation outside of the ordinary course of business consistent with past practice to the extent TCFC or SHBI provides to the other party in writing a complete Loan package for such Loan or Loan participation, as applicable, and such other party does not object to such Loan or Loan participation within three (3) Business Days of receipt of such written notice.

(t)           Investments in Real Estate. Make any material investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)           Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes (provided that nothing herein shall restrict the ability to agree to an extension or waiver of the statute of limitations for filing any Tax Return in the ordinary course of business), enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any material method of accounting with respect to Taxes, or file any amended income or other material Tax Return.

(v)           Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than TCFC or its Subsidiaries or SHBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)           Transactions with Insiders. Except as set forth in Section 4.02(w) of TCFC's Disclosure Schedule in the case of TCFC or Section 4.02(w) of SHBI's Disclosure Schedule in the case of SHBI, make or propose to make any loan to or enter into any transaction with any of its or any of its Subsidiaries’ directors or executive officers (other than those entered into on an arms-length basis, in the ordinary course of business consistent with past practice and in compliance with applicable law, regulation and policies imposed by any Governmental Authority).

(x)           Adverse Actions. Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, such that the condition to the Merger set forth in Section 7.02(a) in the case of TCFC or Section 7.03(a) in the case of SHBI would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of SHBI or TCFC to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

(y)           Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Article V

REPRESENTATIONS AND WARRANTIES

5.01           Disclosure Schedules. On or prior to the date hereof, SHBI has delivered to TCFC a schedule and TCFC has delivered to SHBI a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect; further provided, that non-public information as set forth in 12 C.F.R. 4.32(b) that is prohibited from disclosure shall not be disclosed by any party and nothing in this Agreement shall require such disclosure.

5.02           Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of TCFC on the one hand or SHBI on the other hand contained in Sections 5.03 or 5.04, respectively (other than (i) the representations of TCFC on the one hand or SHBI on the other hand contained in Section 5.03(b) or 5.04(b), respectively, which shall be true and correct in all respects, except to a de minimis extent (relative to Section 5.03(b) or 5.04(b), taken as a whole) and (ii) the representations of TCFC contained in Sections 5.03(a), 5.03(c), 5.03(d), 5.03(e), and 5.03(f)(ii)(B), on the one hand, and of SHBI contained in Sections 5.04(a), 5.04(c), 5.04(d), 5.04(e), and 5.04(f)(ii)(B), on the other hand, which shall be true and correct in all material respects), shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections 7.02(a) or 7.03(a), as a consequence of the existence of any fact, event or circumstance unless such fact, event, or circumstance individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty (provided that, for purposes of determining the accuracy of such representations and warranties pursuant to this Section 5.02, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

5.03           Representations and Warranties of TCFC. Subject to Sections 5.01 and 5.02, TCFC hereby represents and warrants to SHBI:

(a)           Organization, Standing and Authority. TCFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. TCFC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on TCFC and its Subsidiaries, taken as a whole. TCFC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the TCFC Articles and TCFC Bylaws which have previously been made available to SHBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of TCFC and each of its Subsidiaries previously made available to SHBI contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) since January 1, 2019 through the date hereof.

(b)           TCFC Capital Stock. As of the date hereof, the authorized capital stock of TCFC consists of 15,000,000 shares of TCFC capital stock, of which 5,646,350 shares of TCFC Common Stock are issued and outstanding and no shares of TCFC preferred stock are issued and outstanding. As of the date of this Agreement, there are (i) 4,550 shares of TCFC Common Stock granted in respect of outstanding TCFC Restricted Stock Awards, (ii) 26,758 shares of TCFC Common Stock reserved for issuance upon the settlement of outstanding TCFC RSU Awards, (iii) 16,544 shares of TCFC Common Stock reserved for issuance upon the settlement of outstanding TCFC PSU Awards (assuming performance goals are satisfied at the target level), (iv) zero shares of TCFC Common Stock held in treasury, and (v) no other shares of capital stock or other voting securities or equity interests of TCFC are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of TCFC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of TCFC may vote. Other than TCFC Restricted Stock Awards, TCFC RSU Awards and TCFC PSU Awards (collectively, “TCFC Equity Awards”) issued prior to the date of this Agreement as described in this Section 5.03(b), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in TCFC, or contracts, commitments, understandings or arrangements by which TCFC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in TCFC, or that otherwise obligate TCFC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than TCFC Equity Awards, no equity or equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of TCFC or any of its Subsidiaries) are outstanding. No TCFC Subsidiary owns any capital stock of TCFC. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which TCFC or any of its Subsidiaries is a party with respect to the voting or transfer of TCFC Common Stock, capital stock or other voting or equity securities or ownership interests of TCFC or granting any shareholder or other person any registration rights.

(c)           Subsidiaries.

(i)           (A) Section 5.03(c)(i)(A) of TCFC’s Disclosure Schedule sets forth a list of all of TCFC’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) TCFC owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to TCFC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to TCFC or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to TCFC’s rights to vote or to dispose of such securities and (F) all the Equity Securities of TCFC’s Subsidiaries held by TCFC or its Subsidiaries are fully paid and nonassessable (except for assessments required under the MFIC with respect to CBC’s capital stock) and are owned by TCFC or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the TCFC Subsidiaries may vote are outstanding.

(ii)           Except as set forth in Section 5.03(c)(ii) of TCFC’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in TCFC’s Subsidiaries and stock in the FHLB, TCFC does not own beneficially, directly or indirectly, any Equity Securities of any Person or any interest in a partnership or joint venture of any kind.

(iii)           Each of TCFC’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had nor would reasonably be expected to have a Material Adverse Effect on TCFC and its Subsidiaries, taken as a whole.

(iv)           The deposit accounts of CBC are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and CBC has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

(d)           Corporate Power. Each of TCFC and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and TCFC has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause CBC to consummate the Bank Merger Agreement, and CBC has the corporate power and corporate authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities, the TCFC Shareholder Approval and the consent of CBC’s sole shareholder.

(e)           Corporate Authority. Subject to receipt of the TCFC Shareholder Approval, the consent of CBC’s sole shareholder, and, if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to TCFC’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, this Agreement, the Bank Merger Agreement and the Transaction have been authorized by all necessary corporate action of TCFC and CBC and the TCFC Board and CBC Board on or prior to the date hereof. TCFC has duly executed and delivered this Agreement and assuming due authorization, execution and delivery by SHBI, this Agreement is a valid and legally binding obligation of TCFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Regulatory Approvals; No Defaults.

(i)           Except as set forth in Section 5.03(f) of TCFC’s Disclosure Schedule, no consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority are required to be made or obtained in connection with the execution, delivery or performance by TCFC of this Agreement and by CBC of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the MD OCFR and the OCC, as required, (B) filings by SHBI with the SEC and state securities authorities, as applicable, in connection with the issuance of SHBI Common Stock in the Merger, (C) approval of listing of such SHBI Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the MD SDAT pursuant to the MDGCL and (2) the Bank Merger Agreement with the OCC and MD SDAT and the MD OCFR pursuant to the MDGCL and the MFIC, (E) the TCFC Shareholder Approval and the SHBI Shareholder Approval and (F) the consent of CBC’s and Shore United’s sole shareholder. To the Knowledge of TCFC, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)           Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by TCFC and the Bank Merger Agreement by CBC and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time, or both), any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which TCFC or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any TCFC Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of TCFC or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or TCFC Contract except in the case of clauses (A) and (C) above where such violations, conflicts, or defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCFC.

(g)           Financial Statements and Securities Documents.

(i)           An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement and exhibits thereto filed with or furnished by TCFC to the SEC since December 31, 2019 pursuant to the Securities Act or the Exchange Act (the “TCFC Reports”) is publicly available. No such TCFC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all TCFC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of TCFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the TCFC Reports.

(ii)           The financial statements of TCFC and its Subsidiaries included (or incorporated by reference) in the TCFC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of TCFC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of TCFC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments in accordance with GAAP and immaterial in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of TCFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Since January 1, 2019, no independent public accounting firm of TCFC has resigned (or informed TCFC that it intends to resign) or been dismissed as independent public accountants of TCFC as a result of, or in connection with, any disagreements with TCFC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iii)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCFC, neither TCFC nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of TCFC included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(iv)           The records, systems, controls, data and information of TCFC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TCFC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCFC.  TCFC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to TCFC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of TCFC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) the chief executive officer and the chief financial officer of TCFC have disclosed, based on TCFC’s most recent evaluation prior to the date hereof, to TCFC’s outside auditors and the audit committee of the TCFC Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect TCFC’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of TCFC, any fraud, whether or not material, that involves management or other employees who have a significant role in TCFC’s internal controls over financial reporting.  To the Knowledge of TCFC, there is no reason to believe that TCFC’s chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(v)           Since January 1, 2020, (i) neither TCFC nor any of its Subsidiaries, nor, to the Knowledge of TCFC, any director, officer, auditor, accountant or representative of TCFC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of TCFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TCFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing TCFC or any of its Subsidiaries, whether or not employed by TCFC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TCFC or any of its officers, directors, employees or agents to the TCFC Board or any committee thereof or, to the Knowledge of TCFC, to any director or officer of TCFC.

(h)           Legal Proceedings. Section 5.03(h) of TCFC’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against TCFC or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of TCFC’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against TCFC or any of its Subsidiaries and, to TCFC’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither TCFC nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to TCFC.

(i)           Regulatory Matters.

(i)           Since January 1, 2019, TCFC and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and TCFC has previously delivered or made available to SHBI accurate and complete copies of all such reports. In connection with the most recent examination of TCFC and its Subsidiaries by the appropriate regulatory authorities, neither TCFC nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which TCFC believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on TCFC. The most recent regulatory rating given to CBC as to compliance with the Community Reinvestment Act is at least “satisfactory.” To the Knowledge of TCFC, since the last regulatory examination of CBC with respect to Community Reinvestment Act compliance, CBC has not received any material complaints as to Community Reinvestment Act compliance.

(ii)            Neither TCFC nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has TCFC or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. TCFC and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)            Neither TCFC nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)           (A) No Governmental Authority has initiated since January 1, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of TCFC, investigation or inquiry into the business, operations, policies, practices or disclosures of TCFC or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of TCFC and its Subsidiaries), or, to the Knowledge of TCFC, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of TCFC or any of its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect on TCFC.

(j)           Compliance With Laws. Each of TCFC and its Subsidiaries:

(i)           except as set forth in Section 5.03(j) of TCFC’s Disclosure Schedule, is, and at all times since January 1, 2020, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Home Owners’ Loan Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of TCFC and its Subsidiaries related to customer data, privacy and security;

(ii)           has, and at all times since January 1, 2019, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to TCFC’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)           has received no notification or communication from any Governmental Authority (A) asserting that TCFC or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to TCFC’s Knowledge, do any grounds for any of the foregoing exist).

(k)           Certain Contracts.

(i)           Except as set forth in Section 5.03(k)(i) of TCFC’s Disclosure Schedule, neither TCFC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any TCFC Benefit Plan):  (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by TCFC or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the TCFC Shareholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, exceed $100,000; (v) (A) that relates to the incurrence of indebtedness by TCFC or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by TCFC or any of its Subsidiaries of, or any similar commitment by TCFC or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $200,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of TCFC or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of TCFC or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $100,000 per annum other than any such contracts which are terminable by TCFC or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by TCFC or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of TCFC or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which TCFC or its Subsidiaries have or may have a material obligation or liability.  Each contract, arrangement, commitment or understanding of the type described in this Section 5.03(k)(i) (excluding any TCFC Benefit Plan), whether or not set forth in the TCFC Disclosure Schedule, is referred to herein as a “TCFC Contract.”  Except as set forth in Section 5.03(k)(i) of TCFC’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any TCFC Contract as a result of TCFC’s and CBC’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. TCFC has made available to SHBI true, correct and complete copies of each TCFC Contract in effect as of the date hereof.

(ii)           In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TCFC, (i) each TCFC Contract is valid and binding on TCFC or one of its Subsidiaries, as applicable, and in full force and effect, (ii) TCFC and each of its Subsidiaries has in all material respects complied with and performed all obligations required to be performed by it to date under each TCFC Contract, (iii) to the Knowledge of TCFC, each third-party counterparty to each TCFC Contract has in all material respects complied with and performed all obligations required to be performed by it to date under such TCFC Contract, (iv) TCFC does not have knowledge of, and has not received notice of, any violation of any TCFC Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of TCFC or any of its Subsidiaries, or to the Knowledge of TCFC, any other party thereto, of or under any such TCFC Contract and (vi) no third-party counterparty to any TCFC Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any TCFC Contract as a result of the Pandemic or the Pandemic Measures.

(l)           No Brokers. No action has been taken by TCFC or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Piper Sandler & Co., which are set forth in Section 5.03(l) of TCFC’s Disclosure Schedule. Copies of all agreements with Piper Sandler & Co. have been previously provided or made available to SHBI.

(m)           Employee Benefit Plans.

(i)           Section 5.03(m)(i) of the TCFC Disclosure Schedule lists all TCFC Benefit Plans.  For purposes of this Agreement, “TCFC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, TCFC or any of its Subsidiaries for the benefit of any current or former employee, officer, consultant, individual independent contractor or director of TCFC or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan. Neither TCFC nor any of its Subsidiaries has any commitment to create any additional TCFC Benefit Plan or to materially modify, change or renew any existing TCFC Benefit Plan (any modification or change that materially increases the cost of such plans would be deemed material), except as required by applicable law or any Governmental Entity or to maintain the qualified status thereof.

(ii)           TCFC has heretofore made available to SHBI true and complete copies of (i) each TCFC Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, or in the case of any unwritten TCFC Benefit Plan, a summary of the material terms, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such TCFC Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”), (C) the most recently received IRS determination letter or opinion letter, if any, relating to such TCFC Benefit Plan, (D) the most recently prepared actuarial report for each TCFC Benefit Plan (if applicable), (E) all material non-routine correspondence to or from any Governmental Authority received in the last three (3) years with respect to such TCFC Benefit Plan, and (F) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(iii)           Each TCFC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due.

(iv)           Section 5.03(m)(iv) of the TCFC Disclosure Schedule identifies each TCFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “TCFC Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each TCFC Qualified Plan and the related trust or has issued a favorable opinion letter with respect to the prototype or volume submitter plan used by each TCFC Qualified Plan, and, to the Knowledge of TCFC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any TCFC Qualified Plan or the related trust.

(v)           With respect to each TCFC Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code:  (i) no such TCFC Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by TCFC or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such TCFC Benefit Plan.  No Controlled Group Liability has been incurred by TCFC or its ERISA Affiliates (as defined below) that has not been satisfied in full, and, to the Knowledge of TCFC, no condition exists that presents a material risk to TCFC or its ERISA Affiliates (as defined below) of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to TCFC and its Subsidiaries.  For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(vi)           None of TCFC, any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of TCFC, any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(vii)           Except as set forth on Section 5.03(m)(vii) of the TCFC Disclosure Schedule, neither TCFC nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code, and there has been no communication to employees by TCFC or any of its Subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree health benefits.

(viii)           All contributions required to be made to any TCFC Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any TCFC Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of TCFC, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to TCFC and its Subsidiaries.

(ix)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to TCFC’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the TCFC Benefit Plans, any fiduciaries thereof with respect to their duties to the TCFC Benefit Plans or the assets of any of the trusts under any of the TCFC Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to TCFC and its Subsidiaries.

(x)           Except as set forth on Section 5.03(m)(x) of the TCFC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of TCFC or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of TCFC or any of its Subsidiaries, (iii) accelerate the timing of or cause TCFC or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any TCFC Benefit Plan, or (iv) result in any limitation on the right of TCFC or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any TCFC Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth on Section 5.03(m)(x) of the TCFC Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TCFC or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(xi)           Neither TCFC nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state or local law relating to Tax).

(xii)           There are no pending or, to the Knowledge of TCFC, threatened material labor grievances or material unfair labor practice claims or charges against TCFC or any of its Subsidiaries, or any strikes or other material labor disputes against TCFC or any of its Subsidiaries. Neither TCFC nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TCFC or any of its Subsidiaries and, to the Knowledge of TCFC, there are no organizing efforts by any union or other group seeking to represent any employees of TCFC and its Subsidiaries.

(xiii)           TCFC and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(xiv)           (i) To the Knowledge of TCFC, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2019 against any officer or director of TCFC subject to the reporting requirements of Section 16(a) of the Exchange Act (a “TCFC Insider”), (ii) since December 31, 2019, neither TCFC nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any TCFC Insider, and (iii) there are no proceedings currently pending or, to the Knowledge of TCFC, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any TCFC Insider.

(n)           Labor Matters.

(i)           Section 5.03(n)(i) of TCFC’s Disclosure Schedule sets forth (A) the name, title, base salary or base hourly wage rate, and target annual bonus of each officer of TCFC and each of its Subsidiaries and each other employee of TCFC and each of its Subsidiaries and (B) all bonuses and other incentive compensation paid to such officers and employees and independent contractors and consultants that are natural persons in 2020 and 2021.

(ii)           Neither TCFC nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither TCFC nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to TCFC or any of its Subsidiaries, in any capacity.

(iii)            Except as disclosed on Section 5.03(n)(iii) of TCFC’s Disclosure Schedules, none of the Senior Officers of TCFC or any of its Subsidiaries has informed TCFC or such Subsidiary of his or her intent, nor does TCFC have any Knowledge of any of the Senior Officers of TCFC or any of its Subsidiaries having an intention, to terminate employment with TCFC or any of its Subsidiaries during the next twelve (12) months.

(o)            Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TCFC, TCFC and its Subsidiaries are in compliance, and have complied since January 1, 2020, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the Knowledge of TCFC, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on TCFC or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against TCFC, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCFC.  To the Knowledge of TCFC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TCFC.

(p)            Tax Matters. Each of TCFC and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither TCFC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of TCFC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of TCFC and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  Neither TCFC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of TCFC and its Subsidiaries for all years prior to and including 2019 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither TCFC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of TCFC and its Subsidiaries or the assets of TCFC and its Subsidiaries.  TCFC has made available to SHBI true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither TCFC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TCFC and its Subsidiaries).  Neither TCFC nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TCFC) or (b) has any liability for the Taxes of any person (other than TCFC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither TCFC nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.  Neither TCFC nor any of its Subsidiaries has participated in a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the past five (5) years has TCFC been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. TCFC has made available to SHBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the TCFC Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three (3) years relating to Taxes due from or with respect to the TCFC Group or its income, assets or operations. Section 5.03(p) of TCFC’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the TCFC Group that have been examined by any Tax authority since January 1, 2018.

(q)         Risk Management Instruments. Other than those for the purpose of hedging against interest rate risk from the origination of residential mortgage loans to be sold in the secondary market consistent with past practice, neither TCFC nor any of its Subsidiaries is a party to, or has agreed to enter into, a Derivatives Contract, whether for the account of TCFC or any of its Subsidiaries.

(r)            Loans; Nonperforming and Classified Assets.

(i)            Each Loan on the books and records of TCFC and its Subsidiaries was made and has been serviced in all material respects in accordance with CBC’s lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to TCFC’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The Loan data tapes previously provided by TCFC to SHBI accurately reflect in all material respects the Loan portfolio of TCFC and its Subsidiaries as of the date of such loan tape.

(ii)            TCFC has set forth in Section 5.03(r)(ii) of TCFC’s Disclosure Schedule as of November 30, 2022: (A) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, on non-accrual status, or to TCFC’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by TCFC, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the OCC would agree with the loan classifications established by TCFC); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2022; and (D) each Loan with any director, executive officer or five percent or greater shareholder of TCFC or any of its Subsidiaries, or to TCFC’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)            Properties. To TCFC’s Knowledge, all real and personal property owned by TCFC or any of its Subsidiaries or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practice in all material respects. TCFC has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of TCFC as of September 30, 2022 included in the TCFC Reports, or acquired after such date, other than properties sold by TCFC or any of its Subsidiaries in the ordinary course of business, except for Permitted Liens or as shown on the title policies listed in Section 5.03(s) of TCFC’s Disclosure Schedule. All real and personal property which is material to TCFC’s business on a consolidated basis and leased or licensed by TCFC or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of TCFC or any of its Subsidiaries and, to TCFC’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against TCFC or such Subsidiary of TCFC, and to TCFC’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Except as set forth in Section 5.03(s) of TCFC’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time. Neither TCFC nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of TCFC as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any real property lease, (B) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify in any material respect any real property lease. To TCFC’s Knowledge, TCFC and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t)            Intellectual Property. TCFC and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCFC, (a) (i) to the Knowledge of TCFC, the use of any Intellectual Property by TCFC and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which TCFC or any TCFC Subsidiary acquired the right to use any Intellectual Property, and (ii) to the Knowledge of TCFC, no person has asserted in writing to TCFC that TCFC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the Knowledge of TCFC, infringing on or otherwise violating, any right of TCFC or any of its Subsidiaries with respect to any Intellectual Property owned by TCFC or its Subsidiaries, and (c) neither TCFC nor any TCFC Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TCFC or any TCFC Subsidiary, and TCFC and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TCFC and its Subsidiaries.

(u)            Information Security.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCFC, to the Knowledge of TCFC, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of TCFC and its Subsidiaries.

(v)            Books and Records. The books and records of TCFC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of TCFC and its Subsidiaries.

(w)            Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TCFC, TCFC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TCFC reasonably has determined to be prudent and consistent with industry practice, and TCFC and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TCFC and its Subsidiaries, TCFC or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(x)            Allowance For Loan Losses. CBC’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with CBC’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)            Related Party Transactions.  Except as set forth in Section 5.03(y) of the TCFC Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between TCFC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of TCFC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding TCFC Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of TCFC) on the other hand, of the type required to be reported in any TCFC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

(z)            Required Vote; Antitakeover Provisions.

(i)            The affirmative vote (or action by written consent) of the holders of at least two-thirds of the outstanding shares of TCFC Common Stock entitled to vote (or consent) is necessary to approve and adopt the Agreement on behalf of TCFC (the “TCFC Shareholder Approval”). No other vote (or consent) of the shareholders of TCFC is required by law, the TCFC Articles, the TCFC Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii)            No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the MDGCL or any applicable provisions of the TCFC Articles and TCFC Bylaws or the takeover laws of any other state (and any comparable provisions of the TCFC Articles and TCFC Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa)      Fairness Opinion. The TCFC Board has received the opinion of Piper Sandler & Co. to the effect that, as of the date of such opinion, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair to the holders of TCFC Common Stock from a financial point of view.

(bb)      Transactions in Securities.

(i)            Since January 1, 2020, all offers and sales of TCFC Common Stock by TCFC were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)            Neither TCFC, none of its Subsidiaries, nor, to TCFC’s Knowledge, (A) any director or executive officer of TCFC or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of TCFC Common Stock or other securities issued by TCFC (1) during any period when TCFC was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(cc)      Registration Obligation. Neither TCFC nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act pursuant to a registration rights agreement or similar agreement.

(dd)      TCFC Information.      The information relating to TCFC and its Subsidiaries to be contained in the Proxy Statement and the Registration Statement, and the information relating to TCFC and its Subsidiaries that is provided by TCFC or its representatives for inclusion in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to SHBI or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Registration Statement (except for such portions thereof that relate only to SHBI or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(ee)      Subordinated Indebtedness. TCFC has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.15 of the TCFC Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

(ff)      No Additional Representations. Except for the representations and warranties made by TCFC in this Section 5.03, as Previously Disclosed, or in any certificate delivered by TCFC to SHBI, neither TCFC nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to TCFC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TCFC hereby expressly disclaims any such other representations and warranties.

5.04            Representations and Warranties of SHBI. Subject to Sections 5.01 and 5.02, SHBI hereby represents and warrants to SHBI:

(a)            Organization, Standing and Authority. SHBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. SHBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on SHBI. SHBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the SHBI Articles and SHBI Bylaws which have previously been made available to TCFC are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of SHBI and each of its Subsidiaries previously made available to TCFC contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) since January 1, 2019 through the date hereof.

(b)            SHBI Capital Stock. As of the date hereof, the authorized capital stock of SHBI consists solely of 35,000,000 shares of SHBI Common Stock, of which 19,864,956 shares were issued and outstanding, including 38,316 shares of SHBI Common Stock granted in respect of outstanding SHBI Restricted Stock Awards (the "SHBI Equity Awards"). As of the date hereof, 492,688 shares of SHBI Common Stock are reserved for issuance pursuant to future grants under the SHBI Equity Plan. The outstanding shares of SHBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of SHBI Common Stock have been issued in violation of the preemptive rights of any Person. Except as set forth in this Section 5.04(b), there are no shares of SHBI Common Stock or SHBI preferred stock reserved for issuance, SHBI does not have any Rights issued or outstanding with respect to SHBI Common Stock and SHBI does not have any commitment to authorize, issue or sell any SHBI Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of SHBI may vote are outstanding. The shares of SHBI Common Stock to be issued in exchange for shares of SHBI Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)            Subsidiaries.

(i)            (A) Section 5.04(c)(i)(A) of SHBI’s Disclosure Schedule sets forth a list of all of SHBI’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) SHBI owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to SHBI) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to SHBI or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to SHBI’s rights to vote or to dispose of such securities and (F) all the Equity Securities of SHBI’s Subsidiaries held by SHBI or its Subsidiaries are fully paid and nonassessable (except for assessments required under the MFIC with respect to Shore United’s capital stock) and are owned by SHBI or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the SHBI Subsidiaries may vote are outstanding.

(ii)            Except as set forth in Section 5.04(c)(ii) of SHBI’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in SHBI’s Subsidiaries and stock in the FHLB, SHBI does not own beneficially, directly or indirectly, any Equity Securities of any Person or any interest in a partnership or joint venture of any kind.

(iii)            Each of SHBI’s Subsidiaries has been duly organized, is validly existing and is in good standing (except for Shore United which is only duly organized and validly existing), in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had nor would reasonably be expected to have a Material Adverse Effect on SHBI and its Subsidiaries, taken as a whole.

(iv)            The deposit accounts of Shore United are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Shore United has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

(d)            Corporate Power. Each of SHBI and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and SHBI has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause Shore United to consummate the Bank Merger Agreement, and Shore United has the corporate power and corporate authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities, the SHBI Shareholder Approval and the consent of Shore United’s sole shareholder.

(e)            Corporate Authority. Subject to receipt of the SHBI Shareholder Approval and the consent of Shore United’s sole shareholder, this Agreement, the Bank Merger Agreement and the Transaction have been authorized by all necessary corporate action of SHBI and Shore United and the SHBI Board and Shore United Board on or prior to the date hereof. SHBI has duly executed and delivered this Agreement and assuming due authorization, execution and delivery by TCFC, this Agreement is a valid and legally binding obligation of SHBI, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)            Regulatory Approvals; No Defaults.

(i)            Except as set forth in Section 5.04(f) of SHBI’s Disclosure Schedule, no consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority are required to be made or obtained in connection with the execution, delivery or performance by SHBI of this Agreement and by Shore United of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the MD OCFR and the OCC, as required, (B) filings by SHBI with the SEC and state securities authorities, as applicable, in connection with the issuance of SHBI Common Stock in the Merger, (C) approval of listing of such SHBI Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the MD SDAT pursuant to the MDGCL and (2) the Bank Merger Agreement with the OCC and MD SDAT and the MD OCFR pursuant to the MDGCL and the MFIC, (E) the SHBI Shareholder Approval and the TCFC Shareholder Approval and (F) the consent of CBC’s and Shore United’s sole shareholder. To the Knowledge of SHBI, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)            Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by SHBI and the Bank Merger Agreement by Shore United and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time, or both), any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which SHBI or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any SHBI Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of SHBI or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or SHBI Contract except in the case of clauses (A) and (C) above where such violations, conflicts, or defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SHBI.

(g)            Financial Statements and Securities Documents.

(i)            An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement and exhibits thereto filed with or furnished by SHBI to the SEC since December 31, 2019 pursuant to the Securities Act or the Exchange Act (the “SHBI Reports”) is publicly available. No such SHBI Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SHBI Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of SHBI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SHBI Reports.

(ii)            The financial statements of SHBI and its Subsidiaries included (or incorporated by reference) in the SHBI Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SHBI and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SHBI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments in accordance with GAAP and immaterial in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of SHBI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Since January 1, 2019, no independent public accounting firm of SHBI has resigned (or informed SHBI that it intends to resign) or been dismissed as independent public accountants of SHBI as a result of, or in connection with, any disagreements with SHBI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iii)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SHBI, neither SHBI nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SHBI included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(iv)            The records, systems, controls, data and information of SHBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SHBI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SHBI.  SHBI (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to SHBI, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of SHBI by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) the chief executive officer and the chief financial officer of SHBI have disclosed, based on SHBI’s most recent evaluation prior to the date hereof, to SHBI’s outside auditors and the audit committee of the SHBI Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect SHBI’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of SHBI, any fraud, whether or not material, that involves management or other employees who have a significant role in SHBI’s internal controls over financial reporting.  To the Knowledge of SHBI, there is no reason to believe that SHBI’s chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(v)            Since January 1, 2020, (i) neither SHBI nor any of its Subsidiaries, nor, to the Knowledge of SHBI, any director, officer, auditor, accountant or representative of SHBI or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SHBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SHBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SHBI or any of its Subsidiaries, whether or not employed by SHBI or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SHBI or any of its officers, directors, employees or agents to the SHBI Board or any committee thereof or, to the Knowledge of SHBI, to any director or officer of SHBI.

(h)            Legal Proceedings. Section 5.04(h) of SHBI’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against SHBI or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.04(h) of SHBI’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against SHBI or any of its Subsidiaries and, to SHBI’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither SHBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SHBI.

(i)            Regulatory Matters.

(i)       Since January 1, 2019, SHBI and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and SHBI has previously delivered or made available to TCFC accurate and complete copies of all such reports. In connection with the most recent examination of SHBI and its Subsidiaries by the appropriate regulatory authorities, neither SHBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which SHBI believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on SHBI. The most recent regulatory rating given to Shore United as to compliance with the Community Reinvestment Act is at least “satisfactory.” To the Knowledge of SHBI, since the last regulatory examination of Shore United with respect to Community Reinvestment Act compliance, Shore United has not received any material complaints as to Community Reinvestment Act compliance.

(ii)            Neither SHBI nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has SHBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. SHBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)            Neither SHBI nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)            (A) No Governmental Authority has initiated since January 1, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of SHBI, investigation or inquiry into the business, operations, policies, practices or disclosures of SHBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of SHBI and its Subsidiaries), or, to the Knowledge of SHBI, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SHBI or any of its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect on SHBI.

(j)            Compliance With Laws. Each of SHBI and its Subsidiaries:

(i)            except as set forth in Section 5.04(j) of SHBI’s Disclosure Schedule, is, and at all times since January 1, 2020, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Home Owners’ Loan Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of SHBI and its Subsidiaries related to customer data, privacy and security;

(ii)            has, and at all times since January 1, 2019, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to SHBI’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)            has received no notification or communication from any Governmental Authority (A) asserting that SHBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SHBI’s Knowledge, do any grounds for any of the foregoing exist).

(k)            Certain Contracts.

(i)            Except as set forth in Section 5.04(k)(i) of SHBI’s Disclosure Schedule or as filed with or incorporated into any SHBI Report filed prior to the date hereof, neither SHBI nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any SHBI Benefit Plan):  (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by SHBI or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the SHBI Shareholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits exceed $100,000; (v) (A) that relates to the incurrence of indebtedness by SHBI or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by SHBI or any of its Subsidiaries of, or any similar commitment by SHBI or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $200,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of SHBI or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of SHBI or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $100,000 per annum other than any such contracts which are terminable by SHBI or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by SHBI or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of SHBI or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which SHBI or its Subsidiaries have or may have a material obligation or liability.  Each contract, arrangement, commitment or understanding of the type described in this Section 5.03(k)(i) (excluding any SHBI Benefit Plan), whether or not set forth in the SHBI Disclosure Schedule, is referred to herein as a “SHBI Contract.” Except as set forth in Section 5.04(k)(i) of SHBI’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any SHBI Contract as a result of SHBI’s and Shore United’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. SHBI has made available to TCFC true, correct and complete copies of each SHBI Contract in effect as of the date hereof.

(ii)            In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SHBI, (i) each SHBI Contract is valid and binding on SHBI or one of its Subsidiaries, as applicable, and in full force and effect, (ii) SHBI and each of its Subsidiaries has in all material respects complied with and performed all obligations required to be performed by it to date under each SHBI Contract, (iii) to the Knowledge of SHBI, each third-party counterparty to each SHBI Contract has in all material respects complied with and performed all obligations required to be performed by it to date under such SHBI Contract, (iv) SHBI does not have knowledge of, and has not received notice of, any violation of any SHBI Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of SHBI or any of its Subsidiaries, or to the Knowledge of SHBI, any other party thereto, of or under any such SHBI Contract and (vi) no third-party counterparty to any SHBI Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any SHBI Contract as a result of the Pandemic or the Pandemic Measures.

(l)            No Brokers. No action has been taken by SHBI or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Keefe, Bruyette & Woods, Inc. (“KBW”) which are set forth in Section 5.04(l) of SHBI’s Disclosure Schedule.

(m)            Employee Benefit Plans.

(i)            Section 5.04(m)(i) of the SHBI Disclosure Schedule lists all SHBI Benefit Plans.  For purposes of this Agreement, “SHBI Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, SHBI or any of its Subsidiaries for the benefit of any current or former employee, officer, consultant, individual independent contractor or director of SHBI or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan. Neither SHBI nor any of its Subsidiaries has any commitment to create any additional SHBI Benefit Plan or to materially modify, change or renew any existing SHBI Benefit Plan (any modification or change that materially increases the cost of such plans would be deemed material), except as required by applicable law or any Governmental Entity or to maintain the qualified status thereof.

(ii)            SHBI has heretofore made available to TCFC true and complete copies of (i) each SHBI Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, or in the case of any unwritten SHBI Benefit Plan, a summary of the material terms, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such SHBI Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter or opinion letter, if any, relating to such SHBI Benefit Plan, (D) the most recently prepared actuarial report for each SHBI Benefit Plan (if applicable), (E) all material non-routine correspondence to or from any Governmental Authority received in the last three (3) years with respect to such SHBI Benefit Plan, and (F) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(iii)            Each SHBI Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due.

(iv)            Section 5.04(m)(iv) of the SHBI Disclosure Schedule identifies each SHBI Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “SHBI Qualified Plans”).  The IRS has issued a favorable determination letter or opinion letter with respect to each SHBI Qualified Plan and the related trust or has issued a favorable opinion letter with respect to the prototype or volume submitter plan used by each SHBI Qualified Plan, and, to the Knowledge of SHBI, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any SHBI Qualified Plan or the related trust.

(v)            With respect to each SHBI Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code:  (i) no such SHBI Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by SHBI or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such SHBI Benefit Plan.  No Controlled Group Liability has been incurred by SHBI or its ERISA Affiliates that has not been satisfied in full, and, to the Knowledge of SHBI, no condition exists that presents a material risk to SHBI or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to SHBI and its Subsidiaries.

(vi)            None of SHBI, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Webster, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(vii)            Neither SHBI nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code, and there has been no communication to employees by SHBI or any of its Subsidiaries that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree health benefits.

(viii)            All contributions required to be made to any SHBI Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any SHBI Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of SHBI, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to SHBI and its Subsidiaries.

(ix)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to SHBI’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the SHBI Benefit Plans, any fiduciaries thereof with respect to their duties to the SHBI Benefit Plans or the assets of any of the trusts under any of the SHBI Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to SHBI and its Subsidiaries.

(x)            Except as set forth on Section 5.04(m)(x) of the SHBI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of SHBI or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of SHBI or any of its Subsidiaries, (iii) accelerate the timing of or cause SHBI or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any SHBI Benefit Plan, or (iv) result in any limitation on the right of SHBI or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any SHBI Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by SHBI or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(xi)            Neither SHBI nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state or local law relating to Tax).

(xii)            There are no pending or, to the Knowledge of SHBI, threatened material labor grievances or material unfair labor practice claims or charges against SHBI or any of its Subsidiaries, or any strikes or other material labor disputes against SHBI or any of its Subsidiaries. Neither SHBI nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of SHBI or any of its Subsidiaries and, to the Knowledge of SHBI, there are no organizing efforts by any union or other group seeking to represent any employees of SHBI and its Subsidiaries.

(xiii)            SHBI and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(xiv)            (i) To the Knowledge of SHBI, no written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2019 against any officer or director of SHBI subject to the reporting requirements of Section 16(a) of the Exchange Act (a “SHBI Insider”), (ii) since December 31, 2019, neither SHBI nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any SHBI Insider, and (iii) there are no proceedings currently pending or, to the Knowledge of SHBI, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any SHBI Insider.

(n)            Labor Matters.

(i)            Section 5.04(n)(i) of SHBI’s Disclosure Schedule sets forth (A) the name, title, base salary or base hourly wage rate, and target annual bonus of each officer of SHBI and each of its Subsidiaries and each other employee of SHBI and each of its Subsidiaries and (B) all bonuses and other incentive compensation paid to such officers and employees and independent contractors and consultants that are natural persons in 2020 and 2021.

(ii)            Neither SHBI nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither SHBI nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to SHBI or any of its Subsidiaries, in any capacity.

(iii)            None of the Senior Officers of SHBI or any of its Subsidiaries has informed SHBI or such Subsidiary of his or her intent, nor does SHBI have any Knowledge of any of the Senior Officers of SHBI or any of its Subsidiaries having an intention, to terminate employment with SHBI or any of its Subsidiaries during the next twelve (12) months.

(o)            Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SHBI, SHBI and its Subsidiaries are in compliance, and have complied since January 1, 2019, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the Knowledge of SHBI, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on SHBI or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against SHBI, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SHBI.  To the Knowledge of SHBI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SHBI.

(p)            Tax Matters. Each of SHBI and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither SHBI nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of SHBI and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of SHBI and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  Neither SHBI nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of SHBI and its Subsidiaries for all years prior to and including 2019 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither SHBI nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of SHBI and its Subsidiaries or the assets of SHBI and its Subsidiaries.  SHBI has made available to TCFC true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither SHBI nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SHBI and its Subsidiaries).  Neither SHBI nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SHBI) or (b) has any liability for the Taxes of any person (other than SHBI or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither SHBI nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.  Neither SHBI nor any of its Subsidiaries has participated in a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the past five (5) years has SHBI been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(q)            Risk Management Instruments. Other than those for the purpose of hedging against interest rate risk from the origination of residential mortgage loans to be sold in the secondary market consistent with past practice, neither SHBI nor any of its Subsidiaries is a party to, or has agreed to enter into, a Derivatives Contract, whether for the account of SHBI or any of its Subsidiaries.

(r)            Loans; Nonperforming and Classified Assets.

(i)            Each Loan on the books and records of SHBI and its Subsidiaries was made and has been serviced in all material respects in accordance with Shore United’s lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to SHBI’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The Loan data tapes previously provided by SHBI to TCFC accurately reflect in all material respects the Loan portfolio of SHBI and its Subsidiaries as of the date of such loan tape.

(ii)            SHBI has set forth in Section 5.04(r)(ii) of SHBI’s Disclosure Schedule as of November 30, 2022: (A) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, on non-accrual status, or to SHBI’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by SHBI, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the OCC would agree with the loan classifications established by SHBI); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2022; and (D) each Loan with any director, executive officer or five percent or greater shareholder of SHBI or any of its Subsidiaries, or to SHBI’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)            Properties. To SHBI’s Knowledge, all real and personal property owned by SHBI or any of its Subsidiaries or presently used by any of them in their respective business is in good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practice in all material respects. SHBI has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of SHBI as of September 30, 2022 included in the SHBI Reports, or acquired after such date, other than properties sold by SHBI or any of its Subsidiaries in the ordinary course of business, except for Permitted Liens or as shown on the title policies listed in Section 5.04(s) of SHBI’s Disclosure Schedule. All real and personal property which is material to SHBI’s business on a consolidated basis and leased or licensed by SHBI or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of SHBI or any of its Subsidiaries and, to SHBI’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against SHBI or such Subsidiary of SHBI, and to SHBI’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Except as set forth in Section 5.04(s) of SHBI’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time. Neither SHBI nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of SHBI as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any real property lease, (B) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify in any material respect any real property lease. To SHBI’s Knowledge, SHBI and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t)            Intellectual Property. SHBI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SHBI, (a) (i) to the Knowledge of SHBI, the use of any Intellectual Property by SHBI and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which SHBI or any SHBI Subsidiary acquired the right to use any Intellectual Property, and (ii) to the Knowledge of SHBI, no person has asserted in writing to SHBI that SHBI or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the Knowledge of SHBI, infringing on or otherwise violating, any right of SHBI or any of its Subsidiaries with respect to any Intellectual Property owned by SHBI or its Subsidiaries, and (c) neither SHBI nor any SHBI Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by SHBI or any SHBI Subsidiary, and SHBI and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by SHBI and its Subsidiaries.

(u)            Information Security.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SHBI, to the Knowledge of SHBI, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of SHBI and its Subsidiaries.

(v)            Books and Records. The books and records of SHBI and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of SHBI and its Subsidiaries.

(w)            Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SHBI, SHBI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SHBI reasonably has determined to be prudent and consistent with industry practice, and SHBI and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of SHBI and its Subsidiaries, SHBI or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(x)            Allowance For Loan Losses. Shore United’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with Shore United’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)            Related Party Transactions.  Except as set forth in Section 5.04(y) of the SHBI Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between SHBI or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of SHBI or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding SHBI Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of SHBI) on the other hand, of the type required to be reported in any SHBI Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

(z)            Required Vote. The affirmative vote (or action by written consent) of the holders of at least a majority of the outstanding shares of SHBI Common Stock entitled to vote (or consent) is necessary to approve the Transaction (the “SHBI Shareholder Approval”). No other vote (or consent) of the shareholders of SHBI is required by law, the SHBI Articles, the SHBI Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(aa)      Fairness Opinion. Prior to execution of this Agreement, the SHBI Board has received the opinion of KBW to the effect that, as of the date of such opinion, subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio in the Merger is fair to SHBI from a financial point of view.

(bb)      Transactions in Securities.

(i)            Since January 1, 2020, all offers and sales of SHBI Common Stock by SHBI were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)            Neither SHBI, none of its Subsidiaries, nor, to SHBI’s Knowledge, (A) any director or executive officer of SHBI or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of SHBI Common Stock or other securities issued by SHBI (1) during any period when SHBI was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(cc)      Registration Obligation. Neither SHBI nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act pursuant to a registration rights agreement or similar agreement.

(dd)      SHBI Information.      The information relating to SHBI and its Subsidiaries to be contained in the Proxy Statement and the Registration Statement, and the information relating to SHBI and its Subsidiaries that is provided by SHBI or its representatives for inclusion in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to TCFC or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Registration Statement (except for such portions thereof that relate only to TCFC or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(ee)      No Additional Representations. Except for the representations and warranties made by SHBI in this Section 5.04, as Previously Disclosed, or in any certificate delivered by SHBI to TCFC, neither SHBI nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to SHBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SHBI hereby expressly disclaims any such other representations and warranties.

Article VI

COVENANTS

6.01            Commercially Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of TCFC and SHBI agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall reasonably cooperate with the other party hereto to that end.

6.02            Shareholder Approval.

(a)            Each of TCFC and SHBI agrees to take, in accordance with applicable law and the TCFC Articles and the TCFC Bylaws, in the case of TCFC, and the SHBI Articles and the SHBI Bylaws in the case of SHBI, all action necessary to convene as soon as reasonably practicable a meeting of its respective shareholders after the Registration Statement (as defined below) is declared effective to consider and vote upon the approval of this Agreement, the issuance of the shares of SHBI Common Stock to the TCFC shareholders as the Merger Consideration in the Merger, and any other matters required to be approved by their respective shareholders for consummation of the Transaction (including any adjournment or postponement, the “TCFC Meeting” and the "SHBI Meeting", respectively), and each of TCFC and SHBI shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Except with the prior approval of the other party, no other matters shall be submitted for the approval of the TCFC shareholders at the TCFC Meeting or the SHBI shareholders to the SHBI Meeting. Subject to Section 6.02(b), each of the TCFC Board and the SHBI Board shall at all times prior to and during such TCFC Meeting and SHBI Meeting, respectively, recommend such approval and shall take all reasonable lawful action to solicit such approval by its respective shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to the other party such recommendation or (y) take any other action or make any other public statement in connection with the TCFC Meeting and the SHBI Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Subject to Section 8.01 and Section 8.02, notwithstanding any Change in Recommendation, this Agreement shall be submitted to the TCFC shareholders at the TCFC Meeting and by SHBI to the SHBI shareholders at the SHBI Meeting for the purpose of approving this Agreement and any other matters required to be approved by their respective shareholders in order to consummate the Transaction. In addition to the foregoing, neither TCFC nor SHBI shall submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)            Notwithstanding the foregoing, TCFC and the TCFC Board on the one hand or SHBI and the SHBI Board on the other hand shall be permitted to effect a Change in Recommendation and submit any approvals required by Section 6.02 without recommendation (which, for the avoidance of doubt, shall constitute a Change in Recommendation) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law, if and only if, following the receipt of an Acquisition Proposal:

(i)            it shall have complied in all material respects with Section 6.07;

(ii)            the TCFC Board in the case of TCFC or the SHBI Board in the case of SHBI, after consulting with its outside counsel, shall have determined in good faith that failure to do so would be more likely than not to be inconsistent with the directors’ fiduciary duties under applicable law;

(iii)            the TCFC Board in the case of TCFC or the SHBI Board in the case of SHBI shall have concluded in good faith, after giving effect to any modification of this Agreement which may be offered by the other party pursuant to clause (v) below, that such Acquisition Proposal constitutes a Superior Proposal;

(iv)            the recipient of the Acquisition Proposal shall have notified the other party, at least three (3) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and have furnished to the other party all the material terms and conditions of such proposal; and

(v)            prior to effecting such a Change in Recommendation, the recipient of the Acquisition Proposal shall have negotiated, and shall have caused its financial and legal advisors to negotiate, during the period following its delivery of the notice referred to in clause (iv) above, with the other party in good faith for a period of up to five (5) Business Days (to the extent the other party had a desire to negotiate) to make such modifications to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03            Registration Statement; Solicitation of Shareholder Approval.

(a)            SHBI agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by SHBI with the SEC in connection with the issuance of the shares of SHBI Common Stock to the TCFC shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the SHBI Meeting and the TCFC Meeting and prospectus and other proxy solicitation materials of SHBI and TCFC constituting a part thereof (the “Proxy Statement”) and all related documents). TCFC shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and TCFC, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. TCFC agrees to cooperate with SHBI and SHBI's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. SHBI shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within sixty (60) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of TCFC and SHBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. SHBI also agrees to use its reasonable best efforts to obtain all necessary state securities law, or Blue Sky, permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, TCFC and SHBI shall promptly mail at each party's own expense the Proxy Statement to all of their respective shareholders.

(b)            Each of TCFC and SHBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to TCFC’s and SHBI’s respective shareholders and at the time(s) of the TCFC Meeting and the SHBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of TCFC and SHBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)            SHBI agrees to advise TCFC promptly in writing after SHBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SHBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent SHBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04            Regulatory Filings.

(a)            Each of SHBI and TCFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and SHBI shall use its best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of SHBI and TCFC shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that SHBI shall not be required to provide TCFC with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to the extent permitted by applicable law, regulation or policies imposed by any Governmental Authority, to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction and descriptions of any material or significant oral communications with any Governmental Authority in connection with the Transaction, provided that SHBI shall not be required to provide TCFC with confidential portions of any filing or other communication with a Governmental Authority.

(b)            Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

6.05            Press Releases. TCFC and SHBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that SHBI or TCFC may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. TCFC and SHBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06            Access; Information.

(a)            TCFC agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford SHBI and SHBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours, provided that such access shall not interfere unnecessarily with the normal business operations of TCFC or its Subsidiaries, throughout the period prior to the Effective Time, to the books (other than minutes or other records that discuss the Transaction), records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of TCFC and its Subsidiaries and to such other information relating to TCFC and its Subsidiaries as SHBI may reasonably request, provided that SHBI shall coordinate any and all meetings with TCFC personnel with one or more designated representatives of TCFC, and, during such period, TCFC shall furnish promptly to SHBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of TCFC and its Subsidiaries as SHBI may reasonably request. Notwithstanding the foregoing, TCFC shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of TCFC or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, TCFC will work in good faith with SHBI to make appropriate substitute disclosure arrangements.

(b)            During the period from the date of this Agreement to the Effective Time, TCFC shall, upon the reasonable request of SHBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of SHBI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 20 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), TCFC will deliver to SHBI its consolidated balance sheet and consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, TCFC will deliver to SHBI its consolidated balance sheet and consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. TCFC shall use its commercially reasonable best efforts to deliver to SHBI its audited consolidated balance sheet as of December 31, 2022 and audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2022 by no later than March 15, 2023. Subject to applicable law, within 15 days after the end of each month, TCFC will deliver to SHBI a consolidated balance sheet and consolidated statements of operations, without related notes, for such month prepared in accordance with GAAP.

(c)            SHBI agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford TCFC and TCFC’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours, provided that such access shall not interfere unnecessarily with the normal business operations of SHBI or its Subsidiaries, throughout the period prior to the Effective Time. to the books (other than minutes or other records that discuss the Transaction), records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of SHBI and its Subsidiaries and to such other information relating to SHBI and its Subsidiaries as TCFC may reasonably request, provided that TCFC shall coordinate any and all meetings with SHBI personnel with one or more designated representatives of SHBI, and, during such period, SHBI shall furnish promptly to TCFC (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of SHBI and its Subsidiaries as TCFC may reasonably request. Notwithstanding the foregoing, SHBI shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of SHBI or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, SHBI will work in good faith with TCFC to make appropriate substitute disclosure arrangements.

(d)            During the period from the date of this Agreement to the Effective Time, SHBI shall, upon the request of TCFC, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of TCFC regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 20 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), SHBI will deliver to TCFC its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, SHBI will deliver to TCFC its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, SHBI will deliver to TCFC a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(e)            All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreement, dated as of August 30, 2022 by and between SHBI and TCFC (the “Confidentiality Agreement”).

(f)            No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07            Acquisition Proposals.

(a)            Each of TCFC and SHBI agrees that it shall, and shall direct and use its reasonable best efforts to cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of such party or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither TCFC nor SHBI shall, nor shall they authorize or permit any of their respective Subsidiaries, or their and their Subsidiaries’ respective directors, officers or employees or any Representative retained by them to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than the other party to this Agreement or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that at any time prior to the date of the TCFC Meeting in the case of TCFC or the SHBI Meeting in the case of SHBI, if the TCFC Board in the case of TCFC or the SHBI Board in the case of SHBI determines in good faith, after consulting with its outside legal counsel and, with respect to financial matters, its outside financial advisor, that the failure to do so would be more likely than not to be inconsistent with the TCFC Board’s (in the case of TCFC) or the SHBI Board's (in the case of SHBI) fiduciary duties under applicable law, such party may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the TCFC Board in the case of TCFC or the SHBI Board in the case of SHBI determines in good faith constitutes a Superior Proposal (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a confidentiality agreement on terms that are in all material respects no less restrictive to such Person than the terms contained in the Confidentiality Agreement are to the other party to this Agreement, and (2) participate in discussions or negotiations regarding such a Superior Proposal. Each party agrees that it shall concurrently provide to the other party any information (whether such information is confidential, nonpublic or otherwise) concerning it that may be provided to any other Person in connection with any Superior Proposal which has not previously been provided to the other party. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets or deposits of TCFC and its Subsidiaries taken as a whole on the one hand or SHBI and its Subsidiaries taken as a whole on the other hand, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 25% or more of the voting power of TCFC on the one hand or SHBI on the other hand, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of Equity Securities of TCFC on the one hand or SHBI on the other hand or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TCFC on the one hand or SHBI on the other hand, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of TCFC Common Stock (in the case of TCFC) or the SHBI Common Stock (in the case of SHBI) then outstanding or all or substantially all of TCFC’s or SHBI's consolidated assets, which the TCFC Board (in the case of TCFC) or the SHBI Board (in the case of SHBI) determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with its respective financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the TCFC Board in the case of TCFC or the SHBI Board in the case of SHBI, is reasonably likely to be obtained by such third party.

(b)            In addition to the obligations of the parties set forth in this Section 6.07, each party shall promptly (within 24 hours) advise the other party orally and in writing of its receipt of any Acquisition Proposal.

(c)            Each party agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of TCFC or its Subsidiaries on the one hand or SHBI or its Subsidiaries on the other hand shall be deemed a breach of this Section 6.07 by TCFC or SHBI, as applicable.

6.08            Certain Policies. Prior to the Effective Date, upon the written request of SHBI, TCFC shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SHBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(a) and (b); and further provided that in any event, no such modification or change made by TCFC or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of TCFC or its management with any such adjustments.

6.09            Nasdaq Listing. SHBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to cause the shares of SHBI Common Stock to be issued to the TCFC shareholders as the Merger Consideration in the Merger to be approved for trading on the Nasdaq prior to the Effective Date.

6.10            Indemnification.

(a)            From and after the Effective Time, each of SHBI and the Surviving Corporation (each an “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of TCFC or a TCFC Subsidiary, as applicable, determined as of the Effective Time (each, an “Indemnified Party”) against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of TCFC or any TCFC Subsidiary or is or was serving at the request of TCFC or any TCFC Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the TCFC Articles and the TCFC Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of TCFC’s Disclosure Schedule, in each case as in effect on the date hereof. SHBI or the Surviving Corporation shall also advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by TCFC pursuant to the TCFC Articles and the TCFC Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of TCFC’s Disclosure Schedule, in each case as in effect on the date hereof.

(b)            Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and, upon such assumption, the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless one Indemnified Party has conflicts of interest with another Indemnified Party in connection with the same claim, action, suit, proceeding or investigation), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld or delayed, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)            The Surviving Corporation shall maintain TCFC’s existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by TCFC’s existing policy, including SHBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall SHBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 300% of the annual premiums paid by TCFC as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, SHBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. SHBI shall provide proof of such coverage to TCFC no later than 10 Business Days prior to the Effective Time.

(d)            The obligations of the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the affected Indemnified Party or Parties and/or such other Person, as the case may be. If SHBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SHBI shall assume the obligations set forth in this Section 6.10.

(e)            The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her Representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.11            Benefit Plans.

(a)            Unless otherwise mutually agreed by TCFC and SHBI prior to the Effective Time, SHBI, as the Surviving Corporation, shall provide the employees of SHBI, TCFC and their Subsidiaries as of the Effective Time who continue to remain employed with the Surviving Corporation and its Subsidiaries (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the date twelve months after the Effective Time (the “Continuation Period”), with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) target cash incentive opportunities that are no less favorable than those in effect for each such Continuing Employee immediately prior to the Effective Time; and (iii) employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 6.11(a)) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time; provided, that, with respect to clause (iii), if the parties mutually agree to integrate the Continuing Employees into the TCFC Benefit Plans or the SHBI Benefit Plans, which may be done on a plan by plan basis, or to modify any existing plans or adopt new benefit plans with respect to the Continuing Employees (which plans will, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by TCFC Benefit Plans, on the one hand, and those covered by SHBI Benefit Plans on the other, at the Effective Time) (the “New Benefit Plans”), participation in such plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the TCFC Benefit Plans, the SHBI Benefit Plans or the New Benefit Plans on different dates following the Effective Time with respect to different plans. In addition, during the period commencing at the Effective Time and ending on the first anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be provided severance benefits in accordance with Section 6.11(a) of the SHBI Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.

(b)            With respect to any TCFC Benefit Plan, SHBI Benefit Plan or New Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time, SHBI, as the Surviving Corporation, and its Subsidiaries shall use commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any TCFC Benefit Plan, SHBI Benefit Plan or New Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous TCFC Benefit Plan or SHBI Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a TCFC Benefit Plan or SHBI Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous TCFC Benefit Plan or SHBI Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co- payment, coinsurance or maximum out-of-pocket requirements under any New Benefit Plans, and (iii) recognize all service of such employees with TCFC and its Subsidiaries for all purposes in any TCFC Benefit Plan, SHBI Benefit Plan or New Benefit Plan to the same extent that such service was taken into account under the analogous TCFC Benefit Plan or SHBI Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)            SHBI, as the Surviving Corporation, shall assume and honor all TCFC Benefit Plans and SHBI Benefit Plans in accordance with their terms. The parties agree that the consummation of the Merger shall constitute a “change in control,” “change of control” or term of similar import under each applicable TCFC Benefit Plan and SHBI Benefit Plan (except for those SHBI Benefit Plans set forth in Schedule 6.11(c) of SHBI's Disclosure Schedule); provided that, for purposes of any such plans that provide for deferred compensation within the meaning of Section 409A of the Code, the foregoing shall not accelerate the time of payment or distribution of any such deferred compensation (but shall accelerate vesting if provided for in accordance with the terms thereof) if the transactions contemplated by this Agreement do not otherwise constitute a “change in control,” “change of control” or term of similar import under the applicable plan and to so declare as a “change in control,” “change of control” or term of similar import would result in an impermissible payment or distribution for purposes of Section 409A of the Code.

(d)            Tax-Qualified Plans of TCFC.

(i)            Prior to the Closing, TCFC and SHBI shall cooperate in reviewing, evaluating and analyzing the TCFC 401(k) Plan (the “TCFC 401(k) Plan”) and the SHBI 401(k) Plan (the “SHBI 401(k) Plan”) and make a mutual determination as to whether the TCFC 401(k) Plan will continue to be maintained by the Surviving Corporation following the Effective Time, will be merged into the SHBI 401(k) Plan, or will be terminated prior to Effective Time, and the Board of Directors (or an appropriate committee thereof) of TCFC or SHBI, as applicable, shall adopt resolutions and take such corporate action as is necessary or appropriate to effectuate such determination..  TCFC or SHBI, as applicable, shall provide the other party with evidence that any necessary amendments and resolutions have been adopted (the form and substance of which shall be subject to reasonable review and comment by the other party) not later than two (2) days immediately preceding the Closing Date. If the TCFC 401(k) Plan is terminated, the Continuing Employees who participated in the TCFC 401(k) Plan prior to the Effective Time shall be eligible to participate, effective as of the Effective Time, in the SHBI 401(k) Plan.  If applicable, SHBI and TCFC shall take any and all actions as may be required, including amendments to the TCFC 401(k) Plan and/or the SHBI 401(k) Plan, to permit the Continuing Employees to make rollover contributions from the TCFC 401(k) Plan to the SHBI 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), SHBI Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Terminated 401(k) Plan.

(ii)            Prior to the Closing, TCFC and its Subsidiaries shall have paid into the TCFC Employee Stock Ownership Plan (the “TCFC ESOP”) all employer contributions and the TCFC ESOP shall terminate in accordance with its terms. Prior to the Closing, TCFC shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to SHBI, to amend the TCFC ESOP to provide that effective no later than the Business Day preceding the Closing Date: (i) all ESOP account balances are fully vested (ii) no distributions of accrued benefits shall be made subsequent to the date on which the TCFC ESOP is terminated until the Internal Revenue Service issues a favorable determination letter to effect that the plan termination does not adversely affect the TCFC ESOP’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the TCFC ESOP upon the occurrence of retirement, death, disability or termination of employment, or any other event, other than the plan termination, that requires a distribution from the TCFC ESOP and (iii) the TCFC ESOP is compliant with the requirements of applicable law.

(e)            SHBI and TCFC shall establish a retention bonus pool and a stay bonus pool in the amounts provided in Schedule 6.11(e) of TCFC’s Disclosure Schedule for employees of TCFC and its Subsidiaries and in Schedule 6.11(e) of SHBI’s Disclosure Schedule for employees of SHBI and its Subsidiaries jointly designated in writing by SHBI and TCFC (other than employees of TCFC and SHBI who are subject to employment contracts or other contracts providing for severance) to help retain key employees. The amount and payment date of the retention or stay bonus for each such employee shall be jointly determined in writing by SHBI and TCFC, but in the aggregate shall equal the amounts provided in Schedule 6.11(e) of TCFC’s Disclosure Schedule and Schedule 6.11(e) of SHBI’s Disclosure Schedule assuming all such key employees remain with SHBI or its Subsidiary to such date or are involuntarily terminated without cause prior to that date.

(f)            Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or consultant of TCFC, SHBI or any of their respective Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, TCFC, SHBI or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, TCFC, SHBI or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Corporation, TCFC, SHBI or any of their respective Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any TCFC Benefit Plan, SHBI Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular TCFC Benefit Plan, SHBI Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.07, and for the avoidance of doubt, except as provided in Section 9.08, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, any current or former employee, officer, director or consultant of TCFC, SHBI or any of their respective Subsidiaries or Affiliates or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.12            Corporate Governance

(a)            Prior to the Effective Time, the SHBI Board shall take all actions necessary (i) to adopt the Amended SHBI Articles and the Amended SHBI Bylaws and to effect the requirements referenced therein that are to be effected as of the Effective Time, and (ii) cause three (3) of SHBI's existing directors to resign. Effective as of the Effective Time, in accordance with the Amended SHBI Bylaws, (i) the number of directors that will comprise the full Board of Directors of SHBI and the full Board of Directors of Shore United (as of the effective time of the Bank Merger), shall each be twenty (20) and (ii) of the members of each such board of directors, eight (8) shall be members of the TCFC Board as of immediately prior to the Effective Time, designated by TCFC and agreed to by SHBI (the directors in Section 6.12(a)(ii), the “TCFC and CBC Continuing Directors”), and twelve (12) shall be members of the SHBI Board as of immediately prior to the Effective Time, designated by SHBI and agreed to by TCFC (which shall include four (4) representatives from the former Severn Bancorp, Inc. previously acquired by SHBI). Each individual will be assigned to a SHBI Board class as set forth in Section 6.12(a) of SHBI’s Disclosure Schedule and shall serve on each of the boards of SHBI and Shore United for a term that shall coincide with the remaining term of that class and until his or her successor is elected and qualified. Following the Effective Time (in the case of SHBI) and following the effective time of the Bank Merger (in the case of Shore United) and subject to compliance with each board's fiduciary duties (including compliance with the requirements of the Amended SHBI Articles, the Amended SHBI Bylaws and the articles of association of Shore United, as applicable), the SHBI Board and Shore United Board shall take appropriate actions to cause the TCFC and CBC Continuing Directors whose terms expire at SHBI’s or Shore United’s next annual meeting of stockholders pursuant to their class as set forth in Schedule 6.12(a) of SHBI’s Disclosure Schedules, as the case may be, to be nominated to stand for election by SHBI’s stockholders at SHBI’s next annual meeting of stockholders, or by Shore United’s stockholders as Shore United’s next annual meeting of stockholders, as the case may be, with each such TCFC and CBC Continuing Directors nominated for a term equivalent to that to which the other SHBI or Shore United directors of that class are nominated, as applicable. Thereafter, SHBI and Shore United will apply their normal governance and nomination procedures to the re-election of incumbent directors.

(b)            Effective as of the Effective Time, (i) Mr. Alan J. Hyatt shall serve as the Chairman of the SHBI Board and of the Shore United Board (as of the effective time of the Bank Merger), (ii) Mr. Austin J. Slater shall serve as the Vice Chairman of the SHBI Board and of the Shore United Board (as of the effective time of the Bank Merger), (iii) Mr. James M. Burke shall serve as the President and Chief Executive Officer of SHBI and as President and Chief Executive Officer of Shore United (as of the effective time of the Bank Merger), (iv) Ms. Donna J. Stevens shall serve as the Chief Operating Officer of SHBI and as Chief Operating Officer of Shore United (as of the effective time of the Bank Merger), (v) Mr. Todd L. Capitani shall serve as the Chief Financial Officer of SHBI and as Chief Financial Officer of Shore United (as of the effective time of the Bank Merger), and (vi) the remainder of the executive management team for SHBI and Shore United (as of the effective time of the Bank Merger) shall be set forth in Section 6.12(b)(i) of SHBI's Disclosure Schedule. Prior to the Effective Time, TCFC will use commercially reasonable efforts to cause Messrs. Burke and Capitani and such other persons identified in Section 6.12(b)(ii) of SHBI's Disclosure Schedule to enter into an assumption and amendment agreement to their current employment agreements with SHBI and Shore United, which shall be effective as of the Closing Date and with the material terms set forth in Section 6.12(b)(ii) of SHBI's Disclosure Schedule, and prior to the Effective Time, SHBI and Shore United shall have entered into such assumption and amendment agreements. Prior to the Effective Time, Mr. Lloyd L. Beatty, Jr. shall have entered into a consulting agreement with SHBI and Shore United, which will be effective as of the Closing Date and with the material terms set forth in Section 6.12(b)(iii) of SHBI’s Disclosure Schedule.

(c)            Effective as of the Effective Time, (i) the headquarters of SHBI will be located in Easton, Maryland, and the headquarters of Shore United (as of the effective time of the Bank Merger) will be located in Easton, Maryland and (ii) the name of SHBI will be “Shore Bancshares, Inc.” and the name of Shore United (as of the effective time of the Bank Merger) will be “Shore United Bank, NA”.

6.13            Notification of Certain Matters. Each of TCFC and SHBI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

6.14            Estoppel Letters. TCFC shall use its commercially reasonable efforts to obtain and deliver to SHBI at the Closing with respect to the real estate leased by TCFC or a TCFC Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex E from its lessor.

6.15            Assumption of TCFC Debt. As of the Effective Time, SHBI shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by TCFC under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.15 of the TCFC Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby.  In connection therewith, SHBI and TCFC shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates and other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee in respect of such indebtedness, in each case, to the extent required to make such assumption effective as of the Effective Time.

6.16            Antitakeover Statutes. Each of SHBI and TCFC and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.17            Consents. TCFC shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices necessary or advisable pursuant to the terms of the TCFC Contracts as a result of the Transaction.

6.18            Exemption from Liability Under Section 16(b). Prior to the Effective Time, each of SHBI and TCFC shall take all steps as may be necessary or appropriate to exempt the conversion of shares of TCFC Common Stock into shares of SHBI Common Stock pursuant to the terms of this Agreement by employees of TCFC who may become an officer or director of SHBI subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.19            Shareholder Litigation. Each party shall give the other party prompt notice of any stockholder or shareholder, as applicable, litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.20         Dividends. After the date of this Agreement, each of SHBI and TCFC shall coordinate with the other the declaration of any dividends in respect of SHBI Common Stock and TCFC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of TCFC Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of TCFC Common Stock and any shares of SHBI Common Stock any such holder receives in exchange therefor in the Merger. In furtherance of the foregoing, (a) starting with the second quarter of 2023, the Board of Directors of TCFC shall cause its regular quarterly dividend record dates and payment dates for TCFC Common Stock to be coordinated so as to be substantially the same as the regular quarterly dividend record dates and payments dates for SHBI Common Stock and (b) the Board of Directors of SHBI shall continue to pay dividends on the SHBI Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto at or prior to the Closing of each of the following conditions:

(a)            Shareholder Approval. TCFC shall have received the TCFC Shareholder Approval and SHBI shall have received the SHBI Shareholder Approval.

(b)            Regulatory Approvals. All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that shall require SHBI or TCFC to take any action or commit to take any action that would (i) reasonably be likely to have a Material Adverse Effect on SHBI or a Material Adverse Effect on TCFC, (ii) reasonably be likely to impose a Burdensome Condition on SHBI or any of its Subsidiaries (including, after the Effective Time, TCFC and its Subsidiaries) or (iii) require the sale by SHBI or any of its Subsidiaries (including, after the Effective Time, TCFC and its Subsidiaries) of any material portion of their respective assets.

(c)            No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

(d)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)            Listing. The shares of SHBI Common Stock to be issued to the TCFC shareholders as the Merger Consideration in the Merger, shall have been approved for listing on the Nasdaq.

(f)            Tax Opinion. SHBI shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to SHBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. TCFC shall have received the written opinion of Kilpatrick Townsend & Stockton LLP, in form and substance reasonably satisfactory to TCFC, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsels may require and rely upon representations and covenants, including those contained in certificates of officers of SHBI, TCFC and others, reasonably satisfactory in form and substance to such counsels.

7.02         Conditions to Obligation of TCFC. The obligation of TCFC to consummate the Merger is also subject to the fulfillment or written waiver by TCFC at or prior to the Closing of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of SHBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and TCFC shall have received a certificate, dated the Effective Date, signed on behalf of SHBI by the Chief Executive Officer and the Chief Financial Officer of SHBI to such effect.

(b)            Performance of Obligations of SHBI. SHBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and TCFC shall have received a certificate, dated the Effective Date, signed on behalf of SHBI by the Chief Executive Officer and the Chief Financial Officer of SHBI to such effect.

(c)            Other Actions. SHBI shall have furnished TCFC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as TCFC may reasonably request.

7.03         Conditions to Obligation of SHBI. The obligation of SHBI to consummate the Merger is also subject to the fulfillment or written waiver by SHBI at or prior to the Closing of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of TCFC set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and SHBI shall have received a certificate, dated the Effective Date, signed on behalf of TCFC by the Chief Executive Officer and the Chief Financial Officer of TCFC to such effect.

(b)            Performance of Obligations of TCFC. TCFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SHBI shall have received a certificate, dated the Effective Date, signed on behalf of TCFC by the Chief Executive Officer and the Chief Financial Officer of TCFC to such effect.

(c)            Other Actions. TCFC shall have furnished SHBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as SHBI may reasonably request.

Article VIII

TERMINATION

8.01         Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)            Mutual Consent. By the mutual consent in writing of SHBI and TCFC.

(b)            Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by SHBI or TCFC in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured prior to the earlier of (A) 30 days after the giving of written notice to the breaching party of such breach and (B) the Outside Date (as defined below) and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c)            Delay. By SHBI or TCFC in the event the Merger is not consummated by December 31, 2023 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.

(d)            No Regulatory Approval. By SHBI or TCFC in the event the approval of any Governmental Authority required for consummation of the Merger or the Bank Merger shall have been denied by final non-appealable action of such Governmental Authority, or any such Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger or the Bank Merger, or an application therefor shall have been withdrawn by SHBI and not refiled within 30 days of the withdrawal, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)            TCFC Failure to Recommend; Etc. By SHBI if (i) TCFC shall have materially breached the provisions of Section 6.07 in any respect adverse to SHBI, (ii) the TCFC Board shall have made a Change in Recommendation, or (iii) TCFC shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the TCFC Meeting in accordance with Section 6.02.

(f)            SHBI Failure to Recommend; Etc.     By TCFC if (i) SHBI shall have materially breached the provisions of Section 6.07 in any respect adverse to TCFC prior to the SHBI Meeting, (ii) the SHBI Board shall have made a Change in Recommendation, or (iii) SHBI shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the SHBI Meeting in accordance with Section 6.02.

(g)          TCFC Superior Proposal.     Prior to the receipt of the TCFC Shareholder Approval at the TCFC Meeting or any adjournment or postponement thereof, by TCFC in accordance with Section 6.07 if (i) the TCFC Board authorizes TCFC to enter into a binding written agreement with respect to such Superior Proposal and (ii) TCFC pays to SHBI the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.

(h)            SHBI Superior Proposal. Prior to the receipt of the SHBI Shareholder Approval at the SHBI Meeting or any adjournment or postponement thereof, by SHBI in accordance with Section 6.07 if (i) the SHBI Board authorizes SHBI to enter into a binding written agreement with respect to such Superior Proposal and (ii) SHBI pays to TCFC the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.

(i)            No TCFC Shareholder Approval or SHBI Shareholder Approval. By SHBI or TCFC, if either the TCFC Shareholder Approval or the SHBI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the TCFC Meeting or the SHBI Meeting as applicable, or any adjournment or postponement thereof prior to the Outside Date.

8.02         Effect of Termination and Abandonment.

(a)            In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(e) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither SHBI nor TCFC shall be relieved or released from any liabilities or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement.

(b)            In the event that (i) an Acquisition Proposal has been made (whether or not conditional) to TCFC or its shareholders or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification) and thereafter (A) this Agreement is terminated by SHBI pursuant to Section 8.01(b), by SHBI or TCFC pursuant to Section 8.01(c) or by SHBI pursuant to Section 8.01(i) and (B) prior to the date that is 12 months after such termination, (1) TCFC or any of its Subsidiaries enters into a binding and definitive agreement with respect to any Acquisition Proposal (an “Acquisition Agreement”) or (2) any Acquisition Proposal is consummated (solely for purposes of this Section 8.02(b)(B), the term “Acquisition Proposal” shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.07(a) except that all references to 25% shall be deemed references to 50%), then TCFC shall pay to SHBI a fee equal to $10.5 million (the “Termination Fee”) by wire transfer of next day funds on the earlier of the date of execution of such Acquisition Agreement and the consummation of such Acquisition Proposal. In the event that (i) this Agreement is terminated by SHBI pursuant to Section 8.01(e) or (ii) this Agreement is terminated by TCFC pursuant to Section 8.01(g), then, in each such case, TCFC shall pay SHBI the Termination Fee by wire transfer of same-day funds (x) in the case of a termination by SHBI pursuant to Section 8.01(e), within two Business Days after such termination, and (y) in the case of a termination by TCFC pursuant to Section 8.01(g), no later than the time of such termination. If the Termination Fee becomes payable pursuant to the terms of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of SHBI against TCFC and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees, liabilities or damages payable by TCFC under this Agreement shall be equal to the Termination Fee and any amounts payable under Section 8.02(d). In no event shall TCFC be obligated to pay the Termination Fee on more than one occasion.

(c)            In the event that (i) an Acquisition Proposal has been made (whether or not conditional) to SHBI or its shareholders or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification) and thereafter (A) this Agreement is terminated by TCFC pursuant to Section 8.01(b), by SHBI or TCFC pursuant to Section 8.01(c) or by TCFC pursuant to Section 8.01(i) and (B) prior to the date that is 12 months after such termination, (1) SHBI or any of its Subsidiaries enters into a binding and definitive agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated then SHBI shall pay to TCFC the Termination Fee by wire transfer of next day funds on the earlier of the date of execution of such Acquisition Agreement and the consummation of such Acquisition Proposal. In the event that (i) this Agreement is terminated by TCFC pursuant to Section 8.01(f) or (ii) this Agreement is terminated by SHBI pursuant to Section 8.01(h), then, in each such case, SHBI shall pay TCFC the Termination Fee by wire transfer of same-day funds (x) in the case of a termination by TCFC pursuant to Section 8.01(f), within two Business Days after such termination, and (y) in the case of a termination by SHBI pursuant to Section 8.01(h), no later than the time of such termination. If the Termination Fee becomes payable pursuant to the terms of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of TCFC against SHBI and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees, liabilities or damages payable by SHBI under this Agreement shall be equal to the Termination Fee and any amounts payable under Section 8.02(d). In no event shall SHBI be obligated to pay the Termination Fee on more than one occasion.

(d)            Each party acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement. Accordingly, if TCFC or SHBI, as the case may be, fails promptly to pay the amounts due pursuant to this Section 8.02 and, in order to obtain such payment, SHBI or TCFC, as the case may be, commences a suit that results in a judgement against TCFC or SHBI, as the case may be, for the amounts set forth in this Section 8.02, the losing party shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

Article IX

MISCELLANEOUS

9.01         Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e), 8.02 and this Article IX, which shall survive any such termination).

9.02         Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, however, that after receipt of TCFC Shareholder Approval, there may not be, without further approval of TCFC’s shareholders, any amendment of this Agreement that requires further approval under applicable law. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of TCFC, the receipt of the TCFC Shareholder Approval will be deemed to have granted TCFC the authority to amend such dates without such further approval.

9.03         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

9.04         Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)            This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland applicable to contracts made and to be performed entirely within such State, without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Maryland and the Federal courts of the United States of America located in the State of Maryland solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any litigation, arbitration, claim or other proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such litigation, arbitration, claim or other proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all litigation, arbitration, claims or other proceedings shall be heard and determined in such a Maryland State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such litigation, arbitration, claim or other proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

9.05         Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

9.06         Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to TCFC to:

The Community Financial Corporation
3035 Leonardtown Road
Waldorf, MD 20601
Attention:	James M. Burke
President and Chief Executive Officer
Email: [intentionally omitted]

With a copy to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, D.C. 20005
Attention:	Gary R. Bronstein, Esq.
Edward G. Olifer, Esq.

Email:	gbronstein@kilpatricktownsend.com
eolifer@kilpatricktownsend.com

If to SHBI to:

Shore Bancshares, Inc.
18 East Dover Street
Easton, Maryland 21601
Attention:	Lloyd L. Beatty, Jr.
President and Chief Executive Officer
Email: [intentionally omitted]

With a copy to:

Holland & Knight LLP
800 17th Street, N.W.
Suite 1100
Washington, D.C. 20006
Attention:	Kevin Houlihan, Esq.
William Levay, Esq.

Email:	Kevin.Houlihan@hklaw.com
William.Levay@hklaw.com

9.07         Entire Understanding; Limited Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce SHBI’s and the Surviving Corporation’s obligations under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08         Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on TCFC or SHBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09         Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10         Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11         Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12         Alternative Structure. Subject to the proviso in the first sentence of Section 9.02, SHBI may at any time modify the structure of the acquisition of TCFC set forth herein, provided that (i) the Merger Consideration to be paid to the holders of TCFC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the Tax treatment to TCFC’s shareholders as a result of receiving the Merger Consideration, (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or impede or delay consummation of the Transactions contemplated by this Agreement or (iv) result in any adverse change to the benefits and other arrangements provided to or on behalf of TCFC’s or CBC’s directors, officers and other employees.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SHORE BANCSHARES, INC.

By:	/s/ Lloyd L. Beatty, Jr.
Name:	Lloyd L. Beatty, Jr.
Title:	President and Chief Executive Officer

The Community Financial Corporation

By:	/s/ James M. Burke
Name:	James M. Burke
Title:	President and Chief Executive Officer

ANNEX A

TCFC SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of December, 2022, between          , a shareholder (“Shareholder”) of The Community Financial Corporation, a Maryland corporation (“TCFC”), and Shore Bancshares Inc., a Maryland corporation (“SHBI”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, TCFC and SHBI are simultaneously herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which TCFC will merge with and into SHBI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of TCFC Common Stock will be converted into shares of SHBI Common Stock and cash in lieu of fractional shares in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of TCFC Common Stock identified on Exhibit I hereto (such shares, together with all shares of TCFC Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce SHBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of TCFC and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Agreement to Vote Shares. Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of TCFC, or in connection with any written consent of the shareholders of TCFC, Shareholder shall:

(a)               appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)              vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of the adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that to the knowledge of the Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of TCFC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of the Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

2.	Transfer of Shares.

(a)               Prohibition on Transfers of Shares; Other Actions. Unless a Permitted Transfer, Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once the Shares have been voted at the TCFC Meeting as provided for in Section 1(b)(x) hereof, and provided that at least two-thirds of all of the issued and outstanding shares of TCFC Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the TCFC Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b)             “Permitted Transfer” means a transfer (i) as the result of the death of the Shareholder by the Shareholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (ii) transfers in connection with estate and tax planning purposes, (iii) as is otherwise permitted by SHBI in its sole discretion, (iv) transfers by will or operation of law, or (v) transfers to any other shareholder of TCFC who has executed a copy of this Agreement on the date hereof; provided, that in the case of the foregoing clauses (i), (ii) and (iv), prior to the effectiveness of such transfer, such transferee executes and delivers to SHBI and TCFC an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to SHBI and TCFC, to assume all of Shareholder’s obligations hereunder in respect of the Shares subject to such transfer and to be bound by the terms of this Agreement, with respect to the Shares subject to such transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the Shareholder shall have made hereunder.

(c)               Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.                  Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with SHBI as follows:

(a)               Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)             Binding Agreement. This Agreement has been duly authorized, executed and delivered by Shareholder and assuming the due authorization, execution and delivery of this Agreement by SHBI, constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)             Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)            Ownership. Shareholder's Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially or of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of TCFC Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)               Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)                Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder on a timely basis.

4.                  No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not instruct any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it not to, directly or indirectly take any of the actions that would result in a breach of clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than SHBI or its affiliates and representatives with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the TCFC Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.                  Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify SHBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of TCFC Common Stock or other securities of TCFC of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were TCFC.

6.                  Specific Performance and Remedies. The Shareholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that, in such event, SHBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that SHBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with SHBI’s seeking or obtaining such equitable relief.

7.	Term of Agreement; Termination.

(a)	The term of this Agreement shall commence on the date hereof.

(b)           This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the TCFC Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement prior to such termination.

8.                  Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs TCFC to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7, except as otherwise provided for in Section 2(a) hereof.

9.                  Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.              Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SHBI to:

Shore Bancshares, Inc.

18 East Dover Street

Easton, Maryland 21601

Attention: Lloyd L. Beatty, Jr., President and Chief Executive Officer

Email: [intentionally omitted]

With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention:      Kevin Houlihan, Esq.

William Levay, Esq.

Email:         Kevin.Houlihan@hklaw.com

   William.Levay@hklaw.com

If to Shareholder to:

11.	Miscellaneous.

(a)               Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)               Capacity. The covenants contained herein shall apply to Shareholder solely in his or her or its capacity as a shareholder of TCFC, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of TCFC or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director, officer or employee of TCFC.

(c)               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)               Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)               Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)                Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)               Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

(h)               Effectiveness. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

12.              Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SHORE BANCSHARES, INC.

By:
Name: Lloyd L. Beatty, Jr.
Title:President and Chief Executive Officer

SHAREHOLDER

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of TCFC Common Stock Beneficially Owned

ANNEX B

SHBI SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of December  ___, 2022, between                     , a shareholder (“Shareholder”) of Shore Bancshares, Inc., a Maryland corporation (“SHBI”), and The Community Financial Corporation, a Maryland corporation (“TCFC”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, TCFC and SHBI are simultaneously herewith entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which TCFC will merge with and into SHBI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of TCFC Common Stock will be converted into shares of SHBI Common Stock and cash in lieu of fractional shares in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of SHBI Common Stock identified on Exhibit I hereto (such shares, together with all shares of SHBI Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce TCFC to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of SHBI and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Agreement to Vote Shares. Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of SHBI, or in connection with any written consent of the shareholders of SHBI, Shareholder shall:

(a)            appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)            vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of the issuance of SHBI Common Stock in the Merger and any other transactions contemplated by the Merger Agreement; (y) against any action or agreement that to the knowledge of the Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SHBI contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of the Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

2.	Transfer of Shares.

(a)            Prohibition on Transfers of Shares; Other Actions. Unless a Permitted Transfer, Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once the Shares have been voted at the SHBI Meeting as provided for in Section 1(b)(x) hereof, and provided that at least a majority of all of the issued and outstanding shares of SHBI Common Stock have been irrevocably voted in favor of the issuance of SHBI Common Stock in the Merger and any other matters contemplated by the Merger Agreement at the SHBI Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b)            “Permitted Transfer” means a transfer (i) as the result of the death of the Shareholder by the Shareholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (ii) transfers in connection with estate and tax planning purposes, (iii) as is otherwise permitted by SHBI in its sole discretion, (iv) transfers by will or operation of law, or (v) transfers to any other shareholder of SHBI who has executed a copy of this Agreement on the date hereof; provided, that in the case of the foregoing clauses (i), (ii) and (iv), prior to the effectiveness of such transfer, such transferee executes and delivers to SHBI and TCFC an agreement that is identical to this Agreement or such other written agreement, in form and substance acceptable to SHBI and TCFC, to assume all of Shareholder’s obligations hereunder in respect of the Shares subject to such transfer and to be bound by the terms of this Agreement, with respect to the Shares subject to such transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Shares transferred as the Shareholder shall have made hereunder.

(c)            Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.	Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with TCFC as follows:

(a)            Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)            Binding Agreement. This Agreement has been duly authorized, executed and delivered by Shareholder and assuming the due authorization, execution and delivery of this Agreement by TCFC, constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)            Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)            Ownership. Shareholder's Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially or of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of SHBI Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)            Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)            Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder on a timely basis.

4.             No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not instruct any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it not to, directly or indirectly take any of the actions that would result in a breach of clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than TCFC or its affiliates and representatives with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the SHBI Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.             Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify TCFC promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of SHBI Common Stock or other securities of SHBI of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were SHBI.

6.             Specific Performance and Remedies. The Shareholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that, in such event, SHBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that SHBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with SHBI’s seeking or obtaining such equitable relief.

7.	Term of Agreement; Termination.

(a)	The term of this Agreement shall commence on the date hereof.

(b)            This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) SHBI Shareholder Approval. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement prior to such termination.

8.             Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs SHBI to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7, except as otherwise provided for in Section 2(a) hereof.

9.             Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.           Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to TCFC to:

The Community Financial Corporation
3035 Leonardtown Road
Waldorf, MD 20601
Attention:	James M. Burke
President and Chief Executive Officer
Email: [intentionally omitted]

With a copy to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, D.C. 20005
Attention:	Gary R. Bronstein, Esq.
Edward G. Olifer, Esq.

Email:	gbronstein@kilpatricktownsend.com
eolifer@kilpatricktownsend.com

If to Shareholder to:

_____________________________

_____________________________

_____________________________

_____________________________

11.	Miscellaneous.

(a)            Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)            Capacity. The covenants contained herein shall apply to Shareholder solely in his or her or its capacity as a shareholder of SHBI, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of SHBI or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director, officer or employee of SHBI.

(c)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)            Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)            Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)            Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)            Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

(h)            Effectiveness. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

12.           Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

THE COMMUNITY FINANCIAL CORPORATION

By:
Name:	James M. Burke
Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Shares of SHBI
Common
Name of Shareholder	Stock Beneficially Owned

ANNEX C

ARTICLES OF MERGER

OF

THE COMMUNITY FINANCIAL CORPORATION, a Maryland corporation

WITH AND INTO

SHORE BANCSHARES, INC., a Maryland Corporation

Pursuant to Title 3, Subtitle 1 of the Maryland General Corporation Law (the “MGCL”), The Community Financial Corporation, a Maryland corporation (the “Merging Corporation”), and Shore Bancshares, Inc., a Maryland corporation (the “Surviving Corporation”), hereby certify that:

FIRST: The Merging Corporation and the Surviving Corporation agree to merge (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger, dated as of December [•], 2022 (the “Merger Agreement”), by and between the Merging Corporation and the Surviving Corporation.

SECOND: The parties to the Merger are Shore Bancshares, Inc., a Maryland corporation, and The Community Financial Corporation, a Maryland corporation. The Surviving Corporation was incorporated on March 15, 1996 under Maryland law and has its principal office in Talbot County in the State of Maryland. The Merging Corporation was incorporated on September 13, 1989 under Maryland law and has its principal office in Charles County in the State of Maryland. The Surviving Corporation owns an interest in land in the following counties in the State of Maryland: Talbot County, Dorchester County, Queen Anne’s County, Caroline County, Kent County, Baltimore County, and Howard County. The Merging Corporation owns an interest in land in the following counties in the State of Maryland: Charles County and St. Mary’s County.

THIRD: The total number of shares of stock of all classes which the Surviving Corporation and the Merging Corporation, respectively, have authority to issue, and the par value of the shares of each class which the Surviving Corporation and the Merging Corporation, respectively, have authority to issue, are as follows:

(a)           The Surviving Corporation has the authority to issue a total of 35,000,000 shares of one class of common stock, par value $0.01 per share, and the aggregate par value of all such shares is $350,000.

(b)           The Merging Corporation has the authority to issue a total of 15,000,000 shares of all classes of capital stock, par value $0.01 per share. The aggregate par value of all such shares is $150,000.

FOURTH: As part of the Merger, the Surviving Corporation’s charter shall be amended as provided in the Articles of Amendment, substantially in the form attached hereto as Exhibit A.

The Articles of Amendment to the Surviving Corporation’s charter will change the information pertaining to the Surviving Corporation’s authorized shares required by Section 3-109(d)(2) of the MGCL. The information as it was immediately before the merger is set out in the Article THIRD of these Articles of Merger.

As changed by the Merger, the Surviving Corporation will have the authority to issue a total of [•] authorized shares of [one class of common stock], par value $0.01 per share, and the aggregate par value of all such shares is $[•].

FIFTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by each corporation that is a party hereto in the manner and by the vote required by its respective charter and the laws of the place where it is organized, as set forth below.

(a)           The Board of Directors of the Surviving Corporation at a meeting held on December [•], 2022 adopted resolutions that declared the Merger was advisable and approved the Merger on substantially the terms and conditions set forth or referred to in the resolutions. The stockholders of the Surviving Corporation approved the Merger by the affirmative vote of a majority of shares of common stock outstanding entitled to vote at the [special]/[annual] meeting held on _______________ , 2023.

(b)           The Board of Directors of the Merging Corporation at a meeting held on December [•], 2022 adopted resolutions that declared the Merger was advisable and approved the Merger on substantially the terms and conditions set forth or referred to in the resolutions. The stockholders of the Merging Corporation approved the Merger by the affirmative vote of at least two-thirds of the issued and outstanding shares entitled to vote at the [special]/[annual] meeting held on _______________, 2023.

SIXTH: At the Effective Time (as defined below), by virtue of the Merger Agreement and upon the terms and subject to the conditions set forth therein, (i) each share of Surviving Corporation common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, (ii) each share of the Merging Corporation’s issued and outstanding common stock immediately prior to the Effective Time (excluding shares held in treasury by the Merging Corporation) shall be converted into the right to receive from the Surviving Corporation [•] shares of Surviving Corporation common stock and cash in lieu of fractional shares as described in the Merger Agreement, and (iii) all shares of Merging Corporation common stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

SEVENTH: The merger contemplated by these Articles of Merger shall be effective on _______________, 2023 at __:__ [a.m.]/[p.m.] Eastern Time (the “Effective Time”).

EIGHTH: Each of the undersigned acknowledges these Articles of Merger to be the act of the entity on whose behalf he or she has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties of perjury.

(Signature page follows.)

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto as of _______________, 2023.

ATTEST:	SHORE BANCSHARES, INC.

By:
Name:		Name: Lloyd L. Beatty, Jr.
Title:		Title: President and Chief Executive Officer

attest:	THE COMMUNITY FINANCIAL CORPORATION

By:
Name:		Name: James M. Burke
Title:		Title: President and Chief Executive Officer

[Signature Page to the Articles of Merger]

EXHIBIT A

Articles of Amendment

(See attached.)

ANNEX D

BANK MERGER AGREEMENT

This Bank Merger Agreement (this “Agreement”), dated as of ____________, 2023, is made by and between Shore United Bank, N.A., a national banking association (“Shore United Bank”), and Community Bank of the Chesapeake, a Maryland-chartered commercial bank (“CBC”).

WITNESSETH:

WHEREAS, Shore United Bank is a national banking association duly organized and validly existing under the laws of the United States, with its main office located in Easton, Maryland, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Shore Bancshares, Inc., a Maryland corporation (“SHBI”);

WHEREAS, CBC is a Maryland-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland, with its main office located in Waldorf, Maryland, all the issued and outstanding capital stock of which is owned as of the date hereof directly by The Community Financial Corporation, a Maryland corporation (“TCFC”);

WHEREAS, SHBI and TCFC have entered into an Agreement and Plan of Merger, dated as of December [•], 2022 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, TCFC will merge with and into SHBI (the “Merger”), with SHBI surviving the Merger as the surviving corporation;

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of CBC with and into Shore United Bank, with Shore United Bank surviving the merger (the “Bank Merger”);

WHEREAS, the board of directors of Shore United Bank (the “Shore United Board”) deems the Bank Merger advisable and in the best interests of Shore United Bank, and has adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby, pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”).

WHEREAS, the board of directors of CBC deems the Bank Merger advisable and in the best interests of CBC, and has adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby, pursuant to the authority given by and in accordance with the laws of the State of Maryland.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, CBC shall be merged with and into Shore United Bank in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215c). At the Effective Time, the separate existence of CBC shall cease, and Shore United Bank, as the surviving entity in the Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger, all in accordance with the provisions of the Act. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of CBC existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of Shore United Bank or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.02 Closing. The closing of the Bank Merger will take place immediately following the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.03 Effective Time. On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective on ____________, 2023 at __:__ [p.m.]/[a.m.] as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (“OCC”) (the date and time of such effectiveness being herein referred to as the “Effective Time”).

Section 1.04 Articles of Association and Bylaws. The national bank charter, articles of association and bylaws of Shore United Bank in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05 Name and Main Office. The name of the Surviving Bank shall be “Shore United Bank, National Association” and the main office of the Surviving Bank shall be at 18 East Dover Street, Easton, Maryland 21601.

Section 1.06 Board of Directors. As of the Effective Time, the directors of the Surviving Bank shall be  the persons serving as directors of Shore United Bank immediately prior to the Effective Time; provided that (i) immediately prior to the Effective Time, Shore United Bank shall cause three (3) of Shore United Bank’s existing directors to resign and (ii) effective as of the Effective Time, (A) Shore United Bank shall increase the number of members of the Shore United Board from fifteen (15) members to twenty (20) members, (B) twelve (12) existing directors of Shore United Bank (including four (4) representatives from the former Severn Savings Bank, FSB previously acquired by SHBI) shall remain on the Shore United Board and (C) eight (8) new directors, each of whom shall be selected from CBC’s existing directors and shall be mutually agreed to by Shore United Bank and CBC, shall be appointed to the Shore United Board.

Section 1.07 Tax Treatment. It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), as amended.

ARTICLE II

TREATMENT OF SHARES

Section 2.01 Effect on CBC Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of CBC, all shares of CBC capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02 Effect on Shore United Bank Capital Stock. Each share of Shore United Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

ARTICLE III

CAPITAL STOCK

Section 3.01 The amount of capital stock of the Surviving Bank after the Effective Time shall be $[•] million, divided into [•] shares of common stock, each of $[•] par value. At the Effective Time, the Surviving Bank shall have a surplus of approximately $[•] million, undivided profits, including capital reserves, of approximately $[•] million and accumulated other comprehensive income of approximately $[•], adjusted however, for normal and merger-related earnings and expenses between _____________, 202_ and the Effective Time.

ARTICLE IV

COVENANTS

Section 4.01 If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of CBC as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of CBC, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of CBC, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01    The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a. The approval of the OCC under 12 U.S.C. § 215c and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

b. The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c. No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

d. This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of each of Shore United Bank and CBC.

ARTICLE VI

TERMINATION AND AMENDMENT

Section 6.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.

Section 6.02 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 7.02 Nonsurvival of Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 6.01.

Section 7.03 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Shore United Bank, to:

Shore Bancshares, Inc.

18 East Dover Street

Easton, Maryland 21601

Attention: Lloyd L. (Scott) Beatty, Jr., President and Chief Executive Officer

E-mail: [intentionally omitted]

With a copy (which shall not constitute notice) to:

Holland & Knight LLP

800 17th Street, N.W., Suite 1100

Washington, D.C. 20006

Attention: Kevin Houlihan and William Levay

E-mail: Kevin.Houlihan@hklaw.com and William.Levay@hklaw.com

If to CBC, to:

The Community Financial Corporation.

3035 Leonardtown Road

Waldorf, MD 20601

Attention: James M. Burke, President and Chief Executive Officer

E-mail: [intentionally omitted]

With a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, D.C. 20005

Attention: Gary R. Bronstein, Esq. and Edward G. Olifer, Esq.

E-mail: GBronstein@kilpatricktownsend.com and EOlifer@kilpatricktownsend.com

Section 7.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 7.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 7.06 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 7.07 Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 7.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 7.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 7.09 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

COMMUNITY BANK OF THE CHESAPEAKE

By:	James M. Burke
Title:	President and Chief Executive Officer

SHORE UNITED BANK, NATIONAL ASSOCIATION

By:	Lloyd L. Beatty, Jr.
Title:	President and Chief Executive Officer

ANNEX E

LANDLORD ESTOPPEL LETTER

________________, 202__

Shore Bancshares, Inc.

18 East Dover Street

Easton, MD 21601

Re:                           , as amended                            (“Lease”) by and between                                                      (“Landlord”) and                                           (“Tenant”) for the premises commonly known as                            (“Premises”)

Dear	:

In connection with the acquisition of The Community Financial Corporation (“TCFC”) and its subsidiary Community Bank of the Chesapeake (“CBC”), by Shore Bancshares, Inc. (“Assignee”) pursuant to a merger of TCFC with and into Assignee and a merger of CBC with and into Shore United Bank, N.A., a wholly owned subsidiary of Assignee (collectively, the “Merger”), and the assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.            Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.            Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3.            Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4.            No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $[●]. (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5.           All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6.            Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.            Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.            Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

9.            Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

By:

Name:
Title:

SCHEDULE A

LEASE

[INSERT]